                                                                     EXHIBIT 2.3


                           STOCK PURCHASE AGREEMENT

                                 by and among

                    IAMD ACQUISITION I, LTD., AS PURCHASER,


                                      and

               CLEM STEIN, JR., MARION STEIN, LEONARD RUTSTEIN,
                    BARBARA ANN SCOTT KING, THOMAS V. KING,
                      WILLIAM W. WIRTZ AND DAVID POWELL,
                                  AS SELLERS



                             Dated:  June 30, 1997

                              TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
1.   Certain Definitions.............................................................................   1

2.   Sale And Transfer Of Shares; Assets and Liabilities Of the Company At Closing...................   9
          2.1. Purchaser and Sale of Shares..........................................................   9
          2.2. Purchase Price; Payment...............................................................   9
          2.3. Company Assets and Liabilities; Purchase Price Adjustment.............................  10
          2.4. Earnout...............................................................................  12
          2.5. Closing...............................................................................  14
          2.6. Funding of School Operations Pending DOE Approval.....................................  14
          2.7. Participation of Employees in CEC Plans...............................................  14
          2.8. Actions to be Taken with Respect to Company Plans.....................................  14

3.   Closing Deliveries..............................................................................  15
          3.1. Deliveries to Purchaser...............................................................  15
          3.2. Closing Deliveries to Sellers.........................................................  17
          3.3. Post-Closing Covenants................................................................  18

4.   Representations and Warranties of Sellers.......................................................  20
          4.1. Organization and Good Standing of the Company and its Subsidiaries;
                 Accreditation.......................................................................  20
          4.2. Ownership of the Company, the Subsidiaries and the Schools............................  21
          4.3. Capacity; Authorization; Binding Effect, Etc..........................................  21
          4.4. No Conflicts, Etc.....................................................................  22
          4.5. Investments...........................................................................  23
          4.6. Capitalization........................................................................  23
          4.7. Book and Records......................................................................  24
          4.8. Compliance with Laws; Licenses and Permits............................................  25
          4.9. Recruitment; Admissions Procedures; Attendance; Financial Aid; Reports................  26
          4.10. Cohort Default Rate..................................................................  27
          4.11. Title to the Assets..................................................................  27
          4.12. Material Miscellaneous Contracts.....................................................  29
          4.13. Tradenames; Confidential Information.................................................  29
          4.14. Financial Statements.................................................................  30
          4.15. Receivables..........................................................................  31
          4.16. Inventories..........................................................................  32
          4.17. Bank Accounts........................................................................  32
          4.18. Litigation, Etc......................................................................  32
          4.19. Insurance............................................................................  33
          4.20. Environmental Matters................................................................  34
          4.21. Employee Benefit Plans...............................................................  34
          4.22. Employment Matters...................................................................  36


          4.23. Labor Relations; Compliance..........................................................38
          4.24. Tax Matters..........................................................................39
          4.25. Brokerage............................................................................40
          4.26. Affiliate Transactions...............................................................40
          4.27. Absence of Certain Changes...........................................................41
          4.28. Indebtedness.........................................................................42
          4.29. Conduct of Business Since Interim Balance Sheet Date.................................42
          4.30. Approvals............................................................................42
          4.31. Delivery of Documents................................................................42
          4.32. Disclosure...........................................................................42

5.   Representations and Warranties of Purchaser.....................................................43
          5.1. Organization and Corporate Power......................................................43
          5.2. Capacity; Authorization, Binding Effect, Etc..........................................43
          5.3. No Conflicts, Etc.....................................................................43
          5.4. Litigation............................................................................44
          5.5. Brokerage.............................................................................44
          5.6. Title IV Program Liabilities..........................................................44
          5.7. Approvals.............................................................................44
          5.8. Disclosure............................................................................44
          5.9. Purchaser's Knowledge; Resources of Purchaser.........................................45
          5.10. Maintenance of Insurance.............................................................45

6.   Additional Covenants of the Parties.............................................................45
          6.1. Confidential Information..............................................................45
          6.2. Additional Covenants of Sellers Pending Closing.......................................47
          6.3. Employees.............................................................................48
          6.4. Exclusive Dealing.....................................................................48
          6.5. Additional Covenants of Purchaser Pending Closing.....................................48
          6.6. Initial Public Offering...............................................................48

7.   Conditions to Purchaser's Obligations...........................................................48
          7.1. Due Diligence Review..................................................................49
          7.2. Audited Financial Statements, Acid Test Ratio and Cohort Default Rates................49
          7.3. Financing.............................................................................49
          7.4. Truth of Representations and Warranties...............................................49
          7.5. Performance of Agreements.............................................................50
          7.6. No Material Adverse Change............................................................50
          7.7. Litigation............................................................................50
          7.8. Accrediting Bodies Approval...........................................................50
          7.9. Proceedings...........................................................................51
          7.10. Financial Aid Compliance Audit.......................................................51
          7.11. [Intentionally Omitted]..............................................................51
          7.12. Consents and Approvals...............................................................51
          7.13. Environmental Assessment.............................................................51

          7.14. Acquisition of The International Academy of Merchandising and Design
                  (Canada), Ltd.......................................................................51

8.   Conditions to Sellers' Obligations...............................................................52
          8.1. Truth of Representations and Warranties................................................52
          8.2. Performance of Agreements..............................................................52
          8.3. Litigation.............................................................................52
          8.4. Proceedings............................................................................52
          8.5. Acquisition of The International Academy of Merchandising and Design
                 (Canada), Ltd........................................................................53

9.   Indemnification; Remedies........................................................................53
          9.1. Survival; Right to Indemnification Not Affected By Knowledge...........................53
          9.2. Indemnification and Payment of Damages by Sellers......................................53
          9.3. Indemnification and Payment of Damages by Purchaser....................................55
          9.4. Limitations on Amount..................................................................55
          9.5. Liability of Individual Sellers; Breaches by Individual Sellers........................56
          9.6. Further Limitations on Remedies........................................................56
          9.7. Procedures.............................................................................57
          9.8. Prevailing Party to be Awarded Legal Fees..............................................58
          9.9. Offset.................................................................................58

10. Recission of Transactions.........................................................................59
          10.1. Right to Recission....................................................................59
          10.2. Reasonable Efforts....................................................................60

11. Miscellaneous.....................................................................................61
          11.1. Termination...........................................................................61
          11.2. Expenses..............................................................................62
          11.3. Successors and Assigns................................................................62
          11.4. Severability..........................................................................62
          11.5. Counterparts..........................................................................62
          11.6. Descriptive Headings; Interpretation..................................................62
          11.7. Governing Laws........................................................................63
          11.8. Consent to Jurisdiction and Service of Process........................................63
          11.9. Waiver of Jury Trial..................................................................63
          11.10. Notices..............................................................................64
          11.11. Entire Agreement; Release............................................................65
          11.12. Waiver...............................................................................65


                           STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of June 30, 1997, by and between IAMD Acquisition I, Ltd., a Delaware corporation ("Purchaser"), and Clem Stein, Jr. ("C. Stein"), Marion Stein ("M. Stein"), Leonard Rutstein ("Rutstein"), Barbara Ann Scott King ("B. King"), Thomas V. King ("T. King"), William W. Wirtz ("Wirtz") and David Powell ("Powell"). C. Stein, M. Stein, Rutstein, B. King, T. King, Wirtz and Powell are referred herein collectively as "Sellers." Except as otherwise indicated, capitalized terms used herein are defined in Section 1.

                                  BACKGROUND

          Sellers are the sole record and beneficial owners of one-hundred percent (100%) of the issued and outstanding shares (the "Shares") of capital stock of IAMD, Limited, an Illinois corporation (the "Company"). The Company, through its wholly-owned subsidiaries International Academy of Merchandising and Design, Ltd., an Illinois corporation ("IAMD-Chicago"), and International Academy of Merchandising and Design, Inc., a Florida corporation ("IAMD-Tampa"), owns and operates private-post secondary schools in Chicago, Illinois and Tampa, Florida which provide degree and certificate granting programs in commercial design and merchandising (collectively, the "Schools"). In connection with the operation of the Schools, the Company also owns and operates student bookstores (the "Bookstores") on each School campus through its wholly-owned subsidiary, Academy Bookstore, Inc., an Illinois corporation ("IAMD-Bookstore"). IAMD-Chicago, IAMD-Tampa and IAMD-Bookstore are sometimes referred to collectively as the "Subsidiaries." Purchaser is a wholly-owned subsidiary of Career Education Corporation, a Delaware corporation ("CEC"), which owns and operates private, post-secondary schools throughout the United States. Sellers desire to sell, and Purchaser desires to purchase, the Shares, for the consideration and on the terms set forth in this Agreement.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1.   Certain Definitions.
     -------------------
          For the purposes of this Agreement, the following terms have the meanings set forth below:

          "Accrediting Bodies" means the Accrediting Council for Independent Colleges and Schools and the Foundation for Interior Design Education Research ("FIDER").

          "Accreditation" means any license, permit, registration, authorization or similar approval granted by any Accrediting Body.

          "Adjusted Balance Sheet" shall have the meaning ascribed to such term in Section 2.3(b).

          "Advertising Budget"  shall have the meaning ascribed to such term in
     Section 2.4(d).

          "Affiliate" means, with respect to any Person, any individual related by blood or marriage to such Person or any Person controlling, controlled by or under common control with such Person.

          "Audit Report" shall have the meaning ascribed to such term in Section 2.3(b).

          "Best of Purchaser's knowledge" means the collective actual knowledge of the executive officers of Purchaser and CEC holding offices of vice-president or higher, following due inquiry of appropriate officers, employees and consultants of Purchaser and CEC.

          "Best of Sellers' knowledge" means the collective actual knowledge of Sellers and the executive officers of the Company and each Subsidiary holding offices of vice-president or higher, following due inquiry of appropriate officers, employees and consultants of each such entity, including without limitation, in the case of the Schools, the director, the admissions director and the financial aid director of each of them.

          "Bookstores" shall have the meaning ascribed to such term in the background section of this Agreement.

          "Canada Acquisition" shall have the meaning ascribed to such term in
     Section 7.14.

          "CEC" shall have the meaning ascribed to such term in the background section to this Agreement.

          "Closing" shall have the meaning ascribed to such term in Section 2.5.

          "Closing Balance Sheet" shall have the meaning ascribed to such term in Section 3.1(i).

          "Closing Date" shall mean the date of the Closing.

          "Closing Payment" shall have the meaning ascribed to such term in
     Section 2.2(a).

          "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to that Code or any successor code.

          "Company" shall have the meaning ascribed to such term in the background section of this Agreement.

          "Compliance Reports" shall have the meaning ascribed to such term in
     Section 4.9.

          "Confidential Information" shall have the meaning ascribed to such term in Section 6.1.

          "Curricula" means copyrighted and proprietary uncopyrighted materials used in any courses offered at either of the Schools.

          "Damages" shall have the meaning ascribed to such term in Section 9.2.

          "Deferred Payment" shall have the meaning ascribed to such term in
     Section 2.2(b).

          "Deferred Payment Date" shall have the meaning ascribed to such term in Section 2.2(b).

          "Deferred Payment Letter of Credit" shall have the meaning ascribed to such term in Section 2.2.

          "Deficiency" shall have the meaning ascribed to such term in Section 2.3(a).

          "Designated Liabilities" shall have the meaning ascribed to such term in Section 4.11(d).

          "DOE" means the United States Department of Education and any successor agency administering student financial assistance under Title IV.

          "DOE Approval Notice" means a fully-executed Provisional Program Participation Agreement issued and executed by DOE.

          "Earnout Amount" shall have the meaning ascribed to such term in
     Section 2.4(a).

          "Earnout Calculation" shall have the meaning ascribed to such term in
     Section 2.4(b).

          "Earnout Period" shall have the meaning ascribed to such term in
     Section 2.4(a).

          "Employee Benefit Plan" means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan), (b) Employee Welfare Benefit Plan, or (c) fringe benefit plan, policy, program, and arrangement, whether or not subject to ERISA and whether or not funded, and includes, but is not limited to, plans described in Section 3(3) of ERISA.

          "Employee Pension Benefit Plan" means any employee pension benefit plan as described in Section 3(2) of ERISA, that is subject to Title IV of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.

          "Employee Welfare Benefit Plan" means any employee welfare plan as described in Section 3(1) of ERISA.

          "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, but in the case of leased property does not include the rights of Lessor thereof under the lease therefor.

          "Enforceable in accordance with its terms" or similar language shall be deemed to mean enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          "Environmental Law" means any Legal Requirement pertaining to any Hazardous Substance or otherwise pertaining to the environment or protection of any natural resources, including, without limitation, air, soil or water.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Excess" shall have the meaning ascribed to such term in Section
     2.3(a).

          "401(k) Plan" shall have the meaning ascribed to such term in Section 2.8.

          "Facility" means any real property now or previously owned, leased or operated by the Company or any Subsidiary, including without limitation the Leased Facilities.

          "Final Balance Sheet" means the balance sheet which under Section 2.3(b) is deemed to be the "Final Balance Sheet."

          "Financial Statements" means (i) the audited balance sheets and the related statements of income and changes in financial position of the Company as at and for the fiscal years ended June 30, 1994, 1995 and 1996, and (iii) the unaudited consolidated balance sheet and the related statement of income for the Company (the "Interim Financial Statements")
     (a) prepared by the Company's accountants as at and for the six (6) month period ended December 31, 1996 and (b) prepared by Seller as at and for the ten (10) month period ended April 30, 1997 (the "Interim Balance Sheet Date").

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board and the Emerging Issues Task Force (or any successor authority) that are applicable as of the date of determination, all as consistently applied in the preparation of the Financial Statements.

          "Governmental Body" means any (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department, official, or entity and any court or other tribunal); and (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "Guaranty" shall have the meaning ascribed to such term in Section
     2.2.

          "Hazardous Substance" shall include any substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "waste" or similar terms in any applicable federal, state or local statute, ordinance, rule or regulation relating to environmental protection, remediation or liability, including clean air, clean water, waste disposal and hazardous substance transportation or disposal, including, without limitation, petroleum, asbestos, polychlorinated biphenyls, flammable explosives and radioactive materials.

          "IAMD-Bookstore" shall have the meaning ascribed to such term in the background section of this Agreement.

          "IAMD-Chicago" shall have the meaning ascribed to such term in the background section of this Agreement.

          "IAMD-Tampa" shall have the meaning ascribed to such term in the background section of this Agreement.

          "Indemnification Threshold" shall have the meaning ascribed to such term in Section 9.6.

          "Independent Auditor" shall have the meaning ascribed to such term in
     Section 2.3(b).

          "Initial Public Offering" means an initial underwritten public offering and sale for cash by CEC of its common stock pursuant to a "firm commitment" underwriting agreement and a registration statement declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"); provided, that the term Initial Public Offering shall not include the registration of an offer and sale of the common stock of CEC (i) to the employees of CEC or its subsidiaries or other persons providing services to CEC or its subsidiaries pursuant to any Plan registered on Form S-8 or a successor form, or (ii) relating to a merger, acquisition or other transaction of the type described in Rule 145 of the Securities Act or any successor rule registered on Form S-4 or a successor form.

          "Intellectual Property" means the patents, trademarks, logos, tradenames (including, without limitation, the Company's name, each Subsidiary's name, each School's name and the Bookstores' name), servicemarks, copyrights, know-how, logos and trade secrets owned by the Company or any Subsidiary, or used in connection with the operation of the Schools or the Bookstores.

          "Investment" as applied to any Person means (i) any direct or indirect ownership by such Person of any notes, obligations, instruments, stock, securities or other ownership interest of any other Person, and (ii) any capital contribution by such Person to any other Person.

          "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          "Leases" shall have the meaning ascribed to such term in Section 4.11(b).

          "Leased Facilities" shall have the meaning ascribed to such term in
     Section 4.11(b).

          "Legal Requirement" means any foreign, federal, state, local, municipal or other constitution, law, statute, regulation, rule, ordinance, order, administrative order, principle of common law, or treaty to which Sellers, the Company, any Subsidiary or Purchaser are subject, as applicable.

          "Licenses and Permits" shall have the meaning ascribed to such term in
     Section 4.8.

          "Material Miscellaneous Contracts" shall have the meaning ascribed to such term in Section 4.12.

          "Multiemployer Plan" means any Multiemployer Plan, as defined in Sections 3(37) and 4001(A)(3) of ERISA.

          "Net Worth" shall have the meaning ascribed to such term in Section 2.3(a).

          "Noncompetition Agreements" shall have the meaning ascribed to such term in Section 3.1(c).

          "Noncompetition Payments" shall have the meaning ascribed to such term in Section 3.1(c).

          "Note Letters of Credit" shall have the meaning ascribed the such term in Section 2.2(c).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "Permitted Encumbrances" shall have the meaning ascribed to such term in Section 4.11(d).

          "Person" means any individual, general or limited partnership, corporation (including any non-profit corporation), limited liability company, joint stock company, joint venture, trust, association, unincorporated organization, labor union, Governmental Body, the Accrediting Bodies or other similar entity.

          "Plans" shall have the meaning ascribed to such term in Section 4.21.

          "Policy Guidelines" shall have the meaning ascribed to such term in
     Section 4.9.

          "Pre-Closing Financial Aid Irregularities" shall have the meaning ascribed to such term in Section 9.2(d).

          "Proceeding" means any action, claim, arbitration, audit, hearing, investigation, inquiry, litigation, suit (whether civil, criminal, administrative, investigative, or informal) or other proceeding commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Purchase Price" shall have the meaning ascribed to such term in
     Section 2.2.

          "Purchaser" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Purchaser's Accountant" shall have the meaning ascribed to such term in Section 2.3(b).

          "Reportable Event" means any event described in Section 4043 of ERISA, as amended, whether or not waived.

          "Revenues" shall have the meaning ascribed to such term in Section 2.4(a).

          "Schools" shall have the meaning ascribed to such term in the background section to this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

          "Sellers" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Seller Notes" shall have the meaning ascribed to such term in Section 2.2(c).

          "Sellers' Release" shall have the meaning ascribed to such term in
     Section 3.1(b).

          "Shares" shall have the meaning ascribed to such term in the background section to this Agreement.

          "Show Cause Order" shall have the meaning ascribed to such term in
     Section 3.3(b).

          "Subsidiaries" shall have the meaning ascribed to such term in the background section to this Agreement.

          "Taxes" means all taxes, levies or other like assessments, charges or fees, including, without limitation income, gross receipts, excise, goods and services, transfer, capital, property (including, without limitation, any special assessments), sales, license, payroll and franchise or other taxes, imposed by any Governmental Body on the Company and/or any of its business activities; and such term shall include any interest, penalties, fines or additions or other amounts payable in connection with any Taxes.

          "Threshold Amount" shall have the meaning ascribed to such term in
     Section 2.3(a).

          "Title IV" means Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. (S) 1070a, et seq., and any amendments or successor statutes thereto.

          "Tradenames" shall have the meaning ascribed to such term in Section 4.13(a).

          Immediately following the signature pages of this Agreement is an index of the Exhibits and Schedules attached hereto.

2.   Sale and Transfer of Shares; Assets and Liabilities of the Company at
Closing.

          2.1. Purchaser and Sale of Shares.

          Subject to the terms and conditions of this Agreement, Sellers hereby agree to sell, transfer, assign, convey and deliver the Shares to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept the Shares from Sellers, at the Closing.

          2.2. Purchase Price; Payment.

          In full consideration of the sale of the Shares by Sellers to Purchaser, and the other agreements of the parties hereunder, and subject to adjustment following the Closing in accordance with Section 2.3, and for the Earnout Amount in accordance with Section 2.4 the aggregate purchase price (the "Purchase Price") for the Shares is $3,000,000, which shall be payable as follows:

          (a) $100,000 (the "Closing Payment"), which amount shall be delivered to Sellers in accordance with Schedule 2.2 attached hereto by wire transfer of immediately available funds at the Closing.

          (b) $1,400,000 (the "Deferred Payment"), which amount, subject to reduction in accordance with Section 2.3, shall be delivered to Sellers in accordance with Schedule 2.2 attached hereto on the later of (i) twenty-one
     (21) days following issuance to Purchaser of a DOE Approval Notice and resumption of Title IV funding of student financial aid programs for each of the Schools and (ii) completion of the Final Balance Sheet (the "Deferred Payment Date"). The rights of Sellers to payment of the Deferred Payment and the Noncompetition Payments directly or pursuant to the Deferred Payment Letter of Credit shall be subject to Purchaser's offset rights pursuant to Section 9.9 of this Agreement; and

          (c) $1,500,000, which amount shall be evidenced by, and payable in accordance with, Purchaser's notes made in favor of Sellers (the "Seller Notes") in substantially the form of Exhibit A attached hereto and in accordance with Schedule 2.2 attached hereto, which Seller Notes shall bear interest (before default) at the rate of seven percent (7.0%) per annum payable quarterly in arrears, and after default at the rate of nine percent (9.0%) per annum, and subject to acceleration as therein provided, shall be due and payable in full on the fourth anniversary of the Closing Date. The Seller Notes shall be delivered simultaneously with the Closing Payment. The Seller Notes shall be secured by letters of credit in an aggregate amount equal to the amount of the Seller Notes and four (4) months interest thereunder issued by LaSalle National Bank (the "Note Letters of Credit") in substantially the form of Exhibit B attached hereto, which Note Letters of Credit shall be delivered to Sellers at the Closing. The rights of Sellers to payment pursuant to the Seller Notes and/or the Note Letters of Credit shall be subject to Purchaser's offset rights as provided in Section
     9.9 (b) of this Agreement.

          In addition to the Purchase Price, Purchaser shall pay to Sellers the Noncompetition Payments in the aggregate amount of $2,000,000, as provided for in the Noncompetition Agreements, in accordance with Schedule 3.1(c) hereto, which Noncompetition Payments shall be made, subject to any rights to offset as provided in Section 9.9, on the Deferred Payment Date in accordance with the terms and conditions of the Noncompetition Agreements. The Deferred Payment and the Noncompetition Payments shall be secured by a letter of credit in an aggregate amount equal to $3,400,000 issued by LaSalle National Bank (the "Deferred Payment Letter of Credit") for the benefit of Michael J. Zdeb, as Escrow Agent, substantially in the form of Exhibit C hereto, which Deferred Payment Letter of Credit will be delivered to Michael J. Zdeb, as Escrow Agent at the Closing.

          Furthermore, simultaneously with the delivery of the Closing Payment, Purchaser shall deliver to Sellers a Guaranty (the "Guaranty") from CEC in the form of Exhibit D attached hereto providing for the guaranty of performance by Purchaser of its obligations hereunder to make the Deferred Payment and to make the Noncompetition Payments.

          2.3. Company Assets and Liabilities; Purchase Price Adjustment.

          (a) Sellers agree that the consolidated net worth of the Company and the Subsidiaries at and as of Closing as calculated in accordance with

     GAAP (the "Net Worth") shall not be less than ($650,000) (the "Threshold Amount"). The amount of the Net Worth set forth in the Final Balance Sheet shall be deemed to be the Net Worth for the purposes of this Section 2.3(a). If the Final Balance Sheet sets forth Net Worth of less than the Threshold Amount, the amount of that difference shall be the "Deficiency" and the Deferred Payment (and, as a result thereof, the Purchase Price) shall be reduced by an amount equal to the Deficiency. If, however, the Final Balance Sheet sets forth Net Worth of more than the Threshold Amount, the amount of that difference shall be the "Excess". The Excess, if any, shall be remitted to Sellers in accordance with Schedule 2.2 hereto subject to offset as provided in Section 9.9, on the Deferred Payment Date.

          (b) Purchaser shall cause Arthur Andersen, L.L.P. (the "Purchaser's Accountant") to complete an audit of the Closing Balance Sheet delivered by Sellers pursuant to Section 3.1(j), and to deliver to Purchaser the written report (the "Audit Report") of Purchaser's Accountant with respect to such audit, as soon as possible following the Closing and in any event not later than forty-five (45) days after the Closing Date. Such Audit Report shall state the adjustments, if any, to such Closing Balance Sheet which in the opinion of Purchaser's Accountant would be necessary to be made so that with such adjustments such Closing Balance Sheet would accurately set forth the Net Worth, and, if any such adjustments are so stated, shall contain or be accompanied by an adjusted consolidated balance sheet (the "Adjusted Balance Sheet") of the Company and the Subsidiary reflecting such adjustments. Purchaser shall deliver to Sellers a copy of such Audit Report together with a copy of the Adjusted Balance Sheet, if any, forthwith after Purchaser's receipt of same and in any event within such forty-five (45) day period. Upon Sellers' request, Purchaser shall cause the Purchaser's Accountant to provide to Sellers or their representative access to the working papers of Purchaser's Accountant with respect to such Audit Report, and the Sellers or their representative shall be entitled to make copies thereof. If there is an Adjusted Balance Sheet, then such Adjusted Balance Sheet shall be deemed to be the "Final Balance Sheet" unless the Sellers object in writing to such deeming within fifteen (15) days after their receipt of the Adjusted Balance Sheet. If there is such an objection by Sellers and the disputes between the Sellers and the Purchaser in that regard are not resolved to the satisfaction of the parties within fifteen (15) days after the date upon which Purchaser receives such written objection of the Sellers, then another nationally recognized firm of independent accountants not otherwise engaged by Sellers or Purchaser (or their respective Affiliates) mutually selected by Sellers and Purchaser or appointed by a court of competent jurisdiction upon application therefor (the "Independent Auditor") shall review the Closing Balance Sheet delivered by Sellers pursuant to Section 3.1(j), the Adjusted Balance Sheet, the said Audit Report of the Purchaser's Accountants and all related working papers of the Purchaser's Accountant, and if requested by the Sellers to do so shall make such other examinations and investigations as the Independent Auditor considers to be necessary in order to form an opinion as to the Net Worth. If requested by the Sellers or the Purchaser, on written notice to either of them, the Independent Auditor shall consider submissions by the parties in accordance with rules and procedures established by the Independent Auditor in that regard. The review of the Independent Auditor shall be completed as soon as is practicable. If the Independent Auditor shall be of the view that the Adjusted Balance Sheet does not correctly set forth the Net Worth, then the Independent Auditor shall prepare and deliver to the parties a fresh consolidated balance sheet of the Company and the Subsidiary which in the view of the Independent Auditor correctly sets forth the Net Worth and such fresh balance sheet shall thereupon be deemed to be the "Final Balance Sheet." The Final Balance Sheet howsoever deemed shall be final and binding upon all parties. The costs of the engagement of the Independent Auditor shall be borne by the Sellers unless the Independent Auditor's determination results in an adjustment in Sellers' favor of at least $100,000, in which case the costs of the engagement of the Independent Auditor shall be borne by Purchaser. If an Adjusted Balance Sheet is not delivered to Sellers within forty-five
     (45) days next following the Closing Date or the Audit Report of the Purchaser's Accountant is such that no Adjusted Balance Sheet is prepared, then the Closing Balance Sheet delivered by Sellers pursuant to Section 3.1(j) hereof shall be deemed to be the "Final Balance Sheet."

          Subject to the next sentence, on the Deferred Payment Date, the Purchaser shall pay Sellers that portion of the Deferred Payment and Noncompetition Payments which is not subject to dispute or offset as provided in
Section 9.9, in accordance with Schedule 2.2.

          Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not be required to pay any portion of the Deferred Payment or the Noncompetition Payment which is subject to dispute or offset, as provided in
Section 9.9 until any such dispute or offset right is resolved.  Subject to
Section 2.3(b) with respect to the costs of engagement of the Independent Auditor, each party hereto shall bear its own costs and expenses, including attorneys' fees, incurred in connection with any dispute under this Section 2.3.

          2.4. Earnout

          (a) In the event that the Revenues earned by the Company and its Subsidiaries (as hereinafter defined) for the twelve month period commencing on July 1, 1997 and ending on June 30, 1998 (the "Earnout Period") exceed $8,000,000, Sellers shall be entitled to an earnout (the "Earnout Amount") as set forth on Schedule 2.4(a) attached hereto. In the event that the Company's Revenues for the Earnout Period are between two revenue numbers described on Schedule 2.4, (a) the Earnout Amount shall be calculated by interpolating using the two corresponding Earnout Amounts described on
     Schedule 2.4(a) on a linear basis. For purposes hereof, "Revenues" shall mean gross tuition income earned minus tuition adjustments (student refunds) plus other income (all associated fees) plus consolidated Bookstore sales less the cost of goods sold by the Bookstores: all as determined in accordance with GAAP. Increases in tuition rates during the Earnout Period will count in determining the Revenues for purposes of calculating the Earnout Amount.

          (b) Purchaser shall provide Sellers with a calculation of the Revenues for the Earnout Period and of the Earnout Amount on or before July 20, 1998 (the "Earnout Calculation"). Purchaser shall pay the Earnout Amount set forth in the Earnout Calculation to Michael Zdeb as Escrow Agent, within thirty (30) days after delivery of the Earnout Calculations. If Sellers object in writing to the Earnout Amount within fifteen (15) days after receipt of the Earnout Calculation and the disputes between the Sellers and Purchaser in that regard are not resolved to the satisfaction of the parties within fifteen (15) days after the date upon which Purchaser receives such written objection of Sellers, then an Independent Auditor shall review the Earnout Calculation, including the Revenues for the Earnout Period and all related work papers in order to form an opinion as to the Revenues for the Earnout Period. The review of the Independent Auditor shall be completed as soon as practicable. If the Independent Auditor shall be of the view that the Revenues are not correctly stated in the Earnout Calculation, the Independent Auditor shall prepare a calculation of the Revenues which shall be final and binding upon all parties. The remaining part of the Earnout, if any, shall be paid within thirty (30) days after receipt by Sellers and Purchaser of the Independent Auditors calculation of Revenues. The costs of the engagement of the Independent Auditor shall be borne by the Sellers unless the Independent Auditor's determination results in an adjustment to the Earnout Amount in Sellers' favor of at least $100,000, in which case, the costs of the engagement of the Independent Auditor shall be borne by Purchaser.

          (c) Subject to the next sentence, thirty (30) days after delivery of the Earnout Calculation, the Purchaser shall pay Sellers that portion of the Earnout Amount which is not subject to dispute or offset (as provided in Section 9.9), to Michael Zdeb as Escrow Agent. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not be required to pay any portion of the Earnout Amount which is subject to dispute or offset (as provided in Section 9.9) until any such dispute or offset right is resolved. Subject to Section 2.4(b) with respect to the costs of engagement of the Independent Auditor, each party hereto shall bear its own costs and expenses, including attorneys' fees, incurred in connection with any dispute under this Section 2.4.

By execution of the signature page hereto, CEC shall guaranty payment of the Earnout Amount in accordance with the terms of this Section 2.4. In addition, CEC will commit to cause the Schools to spend at least ninety-five percent (95%) of the advertising expenditures included in the budget (the "Advertising Budget") for the period from July 1, 1997 through June 30, 1998 attached hereto as Schedule 2.4(d). In addition, during the Earnout Period, the Schools would not force part-time students to enroll in full-time programs and part-time enrollments would still be permitted, however, the Schools would begin a gradual admissions program to encourage new enrollees to enroll on a full-time basis. Commencing with the June, 1998 start, the Schools would no longer be required to permit part-time students. In the event of failure of the Schools to spend at least ninety-five percent (95%) of the Advertising Budget in the aggregate during the Earnout Period, the Earnout Amount shall be $5,000,000.

          2.5. Closing.

          The parties hereto shall close the purchase and sale of the Shares and the consummation of the other actions contemplated by this Agreement to occur in connection therewith at the closing (the "Closing"), which shall take place at the offices of Purchaser's counsel, Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Suite 3700, Chicago, Illinois 60603, on June 30, 1997, or such other date to which the parties hereto shall mutually agree in writing.

          2.6. Funding of School Operations Pending DOE Approval.

          From and after the date of the Closing and until the date the DOE approves resumption of Title IV funding for each of the Schools as operated by Purchaser pursuant to a DOE Approval Notice, Purchaser shall provide such working capital to the Company as Purchaser determines to be necessary to enable each Subsidiary to continue to operate in substantially the same manner and at substantially the same level of operations as the Company is currently operating such Subsidiary.

          2.7. Participation of Employees in CEC Plans.

          Purchaser hereby agrees, and Sellers hereby acknowledge, that following the Closing (and subject to the requirements of applicable law), employees of the Company and the Subsidiaries may commence participation in the Career Education Corporation 401(k) Plan in accordance with the terms and conditions thereof or at such earlier time as may be specifically authorized by resolution of the Board of Directors of CEC.

          2.8. Actions to be Taken with Respect to Company Plans.

          Sellers will take appropriate action to freeze the International Academy of Merchandising & Design 401(k) Savings Plan (the "401(k) Plan") effective as of the Closing Date. Sellers will commence taking the steps necessary to file an application for, and receive, an IRS determination letter for the 401(k) Plan and will indemnify and hold harmless the Indemnified Persons for, and will pay to the Indemnified Persons, any and all cost, liabilities, penalties, taxes or Damages arising out of, or in connection with, receipt of the determination letter and/or the operation of the 401(k) Plan. Sellers hereby agree to indemnify and hold harmless the Indemnified Person for, and will pay to the Indemnified Persons, any and all cost, liabilities, penalties, taxes or Damages related to the failure to procure an IRS determination letter from the effective date of the 401(k) Plan.

3.   Closing Deliveries.

          3.1. Deliveries to Purchaser.

          Sellers agree to deliver to Purchaser, at the Closing, each of the following, each of which constitutes a condition to Purchaser's obligation to consummate the purchase of the Shares:

          (a) Certificates for Shares. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Purchaser;

          (b) Releases from Sellers. A release in substantially the form of Exhibit E, executed by Sellers (the "Sellers' Release");

          (c) Noncompetition Agreements. Noncompetition agreements in substantially the form of Exhibit F, each executed by one or more of the Sellers, as applicable (collectively, the "Noncompetition Agreements"), providing for the payments to Sellers in the aggregate amount of $2,000,000 in accordance with Schedule 3.1(c) attached hereto (the "Noncompetition Payments"), in consideration for the Sellers' performance of the covenants and obligations set forth in their respective Noncompetition Agreements, which Noncompetition Payments shall be paid to Sellers simultaneously with disbursement of the Deferred Payment pursuant to Section 2.2(b) in accordance with the terms and conditions of the Noncompetition Agreements;

          (d) Escrow Agreement. A fully executed copy of the Escrow Agreement pursuant to which Michael J. Zdeb is appointed as Escrow Agent for the Deferred Payment Letter of Credit.

          (e) Secretary's Certificates for the Company and each Subsidiary. A certificate, signed by the secretary or an assistant secretary of the Company, certifying the articles of incorporation and bylaws of the Company, appropriate authorizing resolutions of the Company's Board of Directors, the incumbency of the Company's directors and officers, and the good standing of the Company in its state of incorporation and the States of Illinois and Florida, and a certificate for each Subsidiary, signed by the secretary or an assistant secretary of such Subsidiary, certifying the articles of incorporation and bylaws of such Subsidiary, the incumbency of such Subsidiary's directors and officers, and the good standing of such Subsidiary in the state of its incorporation and each other state where the nature of its operations require it to qualify to do business as a foreign corporation;

          (f) Closing Certificate. A certificate executed by Sellers satisfying the requirements of Sections 7.4, 7.5 and 7.6 hereof;

          (g) Legal Opinion. A legal opinion of Seller's counsel, Childress & Zdeb, Ltd., in substantially the form of Exhibit G attached hereto, addressed to Purchaser and Purchaser's lender;

          (h) Consents. Evidence satisfactory to Purchaser's counsel that each consent of a third party listed in Schedule 3.1(h) attached hereto, which consents are required by Purchaser to be obtained by Sellers prior to the Closing, have been obtained and remain in full force and effect, unless the obligation to obtain such consent has been specifically waived in writing by Purchaser;

          (i) Payoff Letters. Payoff letters in respect of the Designated Liabilities, together with appropriately executed UCC termination statements for all liens in respect thereof;

          (j) Closing Financial Information. An estimated consolidated balance sheet of the Company and the Subsidiaries (the "Closing Balance Sheet") calculated as of 5:00 p.m. Chicago time on the business day immediately preceding the Closing Date prepared in the same manner and using the same procedures as the preliminary closing balance sheet attached hereto as
     Schedule 3.1(j) except that the $2,000 foundation asset and the receivables from shareholders shall be removed from the Closing Balance Sheet, accompanied by schedules in reasonable detail showing cash balances in all bank accounts of the Company and each Subsidiary, and all of their respective outstanding accounts payable, together with a calculation of estimated Net Worth;

          (k) Consent and Estoppel Certificates. Except to the extent waived in writing by Purchaser, consent and estoppel certificates from the landlords of the Leased Facilities, certifying certain factual matters relating to the Leases, including without limitation certification that there are no defaults under the Leases and the amounts of security deposits under the Leases, and consenting to the transfer of the Shares to the Purchaser, in form and substance reasonably acceptable to Purchaser and its lenders;

          (l) Resignations. A resignation by each of the Sellers from their positions as directors and officers of the Company and, where applicable, the Subsidiaries, which resignations shall become effective simultaneously with the Closing, and acknowledgment that their respective employment agreements, if any, have been terminated without any further obligation due from the Company or any Subsidiary or the Purchaser or CEC;

          (m) Bank Accounts. A list of all operating and other bank accounts of the Company and each Subsidiary, together with documentation of the removal of all directors and officers resigning pursuant to Section 3.1(l) as signatories for such accounts; and

          (n) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as Purchaser or its counsel may reasonably request, including, without limitation, to the extent not waived in writing by Purchaser, documents specified as Sellers' closing deliveries on the Closing Checklist in the form of Exhibit H attached hereto.

          3.2. Closing Deliveries to Sellers.

          Purchaser agrees to deliver to Sellers at the Closing, each of the following, each of which constitutes a condition to Sellers' obligations to consummate the sale of the Shares:

          (a) Closing Payment. The Closing Payment required by Section 2.2(a) by wire transfer of immediately available funds;

          (b)  Seller Notes.  The Seller Notes, executed by Purchaser;

          (c)  Guaranty.  The Guaranty, executed by CEC;

          (d) Noncompetition Agreements. The Noncompetition Agreements, executed by Purchaser;

          (e) Letters of Credit. The Note Letters of Credit and the Deferred Payment Letter of Credit;

          (f) Termination of Sellers' Guarantees. Evidence of the termination or release of the guarantees of Sellers described on Schedule 3.2(f) attached hereto, or, to the extent any such termination or release cannot be obtained prior to Closing despite Purchaser's and CEC's best efforts, delivery by Purchaser and CEC of an indemnification of the applicable Seller or Sellers' obligations thereunder, in either case in form and substance reasonably satisfactory to Sellers;

          (g) Secretary's Certificate for Purchaser. A certificate, signed by the secretary or an assistant secretary of Purchaser, certifying the articles of incorporation and bylaws of Purchaser, appropriate authorizing resolutions of Purchaser's Board of Directors, the incumbency of Purchaser's officers executing this Agreement and the documents delivered in connection with the

     Closing, and the good standing of Purchaser in its state of incorporation and the States of Illinois and Florida;

          (h) Closing Certificate. A certificate executed by Purchaser satisfying the requirements of Sections 8.1 and 8.2 hereof;

          (i) Legal Opinion. A legal opinion of counsel for Purchaser, Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., in substantially the form of Exhibit I attached hereto, addressed to Sellers; and

          (j) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as Sellers or their counsel may reasonably request, including, without limitation, documents specified as Purchaser's closing deliveries on the Closing Checklist.

          3.3. Post-Closing Covenants.

          (a) Further Assurances. On or after the Closing Date, and without further consideration, Purchaser and Sellers shall, from time to time at the request of any other party hereto, execute and deliver to such other party further documents and instruments evidencing the consummation of the transactions contemplated by this Agreement as such other party may reasonably require including, without limitation, instruments of conveyance, assignment and transfer of the Shares. The party requesting the execution and delivery of such further documents and instruments shall pay the reasonable out-of-pocket costs and expenses of all other parties hereto in connection therewith.

          (b) Administration of the Company Prior to Disbursement of the Deferred Payment; Cooperation of Parties. From and after the Closing Date and until payment in full of the Deferred Payment and the Noncompetition Payments, or recission of the transactions contemplated hereby in accordance with Section 10, Purchaser, at Purchaser's sole cost and expense, shall administer and operate the Company, the Subsidiaries and the Schools in material compliance with all Legal Requirements and Accrediting Bodies requirements, and in accordance with all permits, Accreditations, authorizations and agreements issued by or entered into with any Governmental Body or Accrediting Bodies regulating or otherwise relating to the administration and operation of the Company, the Subsidiaries or the Schools. Subject to the terms and provisions of this Agreement, Purchaser shall use its commercially reasonable efforts in order to obtain any and all approvals from the DOE, the Accrediting Bodies and any other Governmental Body that may be necessary or appropriate to vest in Purchaser the right and authority to administer and operate the Schools and the Bookstores, and Purchaser and Sellers shall cooperate in order to obtain such approvals. During the period from the date of the Closing

     Date through the date on which Purchaser's right to rescind the transactions contemplated hereby has expired or otherwise terminated (the "Rescission Termination Date"), Purchaser shall cause the Company and the Subsidiaries to conduct their operations only according to the Company's and Subsidiaries' ordinary course of business, and the Purchaser shall use its good faith efforts to preserve intact the Company's and the Subsidiaries' business organization, maintain adequate cash reserves to pay operating expenses in the ordinary course of business, keep available the services of the employees and maintain satisfactory relationships with the Accrediting Bodies, Governmental Bodies, suppliers, agents, students and others having business relationships with the Company and the Subsidiaries; provided, however, that the foregoing shall not prohibit Sellers from causing the Company and its subsidiaries to implement new marketing strategies not to exceed $300,000, reasonable personnel changes, employment and occupational safety policies, capital expenditures not to exceed $250,000, actions necessary to obtain the withdrawal of the show cause order dated April 25, 1997, issued by the Accrediting Bodies (the "Show Cause Order") and such other changes as many be reasonably anticipated to improve the Schools. Purchaser shall promptly notify Sellers of any material change in the normal course of business of the Company or the Subsidiaries, and of any Accrediting Bodies or Governmental Body, and of any investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving the Company or the Subsidiaries, and shall keep Sellers fully informed of such events and permit Sellers representatives prompt access to all materials prepared in connection therewith, subject to relevant Legal Requirements.

          (c) Access and Maintenance of Records. From and after the Closing Date, Purchaser shall afford to Sellers, their counsel, accountants and other authorized representatives reasonable access to each of the Company's, the Subsidiaries' and the Schools' books and records related to periods prior to the Closing Date during normal business hours and upon reasonable notice from Sellers to Purchaser, as reasonably required by Sellers in connection with (i) performance by Sellers of any of Sellers' obligations (whether directly or by virtue of their indemnification obligations) pursuant to this Agreement, (ii) any claim, action, litigation, program review, audit or other proceeding involving any one or more of the Sellers (other than any such claim, action, litigation, program review, audit or proceeding arising under this Agreement or in which Purchaser and/or the Company and the Subsidiaries, on one hand, and Sellers or any of their Affiliates, on the other hand, are adverse parties and to which a privilege would apply) and (iii) Sellers preparation of their tax returns. Sellers, at Sellers' expense, may make copies of any such records as may be necessary or appropriate for Sellers' use (subject to Section 6.1 hereof) in connection with the foregoing. From and after the Closing Date, Purchaser shall afford to DOE, the Accrediting Bodies and other regulatory authorities access to the Company's and each Subsidiary's books and records as required by applicable law or regulations. For a period of seven (7) years from the Closing Date or until the expiration of the record retention period under relevant Legal Requirements or Accrediting Bodies requirements, if longer, Purchaser shall not destroy or otherwise dispose of any books or records of the Company or any Subsidiary related to periods prior to the Closing Date. Notwithstanding the foregoing, Purchaser shall preserve and protect all books, documents, papers, computer programs and records pertaining in any manner to the administration by the Company or any Subsidiary of federal student financial assistance programs pursuant to Title IV with respect to the Schools for at least the period of time specified under applicable Legal Requirements.

4.   Representations and Warranties of Sellers.

          As a material inducement to Purchaser to enter into this Agreement and to purchase the Shares, Sellers hereby represent and warrant as of the date hereof (except where another particular date is specified, in which event Sellers hereby represent as of such date) that:

          4.1. Organization and Good Standing of the Company and its Subsidiaries; Accreditation.

          (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is qualified to do business as a foreign corporation and in good standing in all other states in which the nature of its operations require it so qualify, except where failure to so qualify would not have a material adverse effect on its business or operations. IAMD-Chicago is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. IAMD-Chicago is qualified to do business as a foreign corporation and is in good standing in all other states in which the nature of its operations require it to so qualify, except where failure to so qualify would not have a material adverse effect on its business or operations. IAMD-Tampa is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. IAMD-Tampa is qualified to do business as a foreign corporation and is in good standing in all other states in which the nature of its operations require it to so qualify, except where failure to so qualify would not have a material adverse effect on its business or operations. IAMD-Bookstore is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. IAMD-Bookstore is qualified to do business as a foreign corporation and is in good standing in the State of Florida and in all other jurisdictions in which the nature of its operations require it to so qualify, except where failure to so qualify would not have a material adverse effect on its business or operations. Each of the Company and the Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and to consummate the transactions contemplated hereby. The Company and the Subsidiaries are not, and for the past five (5) years have not been, engaged in any business other than the operation of the Schools and the Bookstores, and activities directly related thereto. The copies of the Company's and the Subsidiaries' articles of incorporation and bylaws which have been furnished by Sellers to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          (b) The Accrediting Bodies represent all accrediting bodies under which the Schools are regulated or are required to be regulated and to the best of Sellers' knowledge, except for the DOE and state licensing agencies, there are no other accrediting entities or bodies under which the Schools are regulated or are required to be regulated.

          4.2. Ownership of the Company, the Subsidiaries and the Schools.
               ----------------------------------------------------------

          (a) The Subsidiaries are owned and operated by the Company directly, and no other Person has any ownership interest in any Subsidiary. The Schools and the Bookstores are owned directly by the applicable Subsidiary, and no other Person has any ownership interest in the Schools or the Bookstores. No Person other than Purchaser has any right, option, warrant, subscription or other arrangement to purchase shares of capital stock of the Company (or any of the Subsidiaries) or to otherwise acquire any other equity interest in the Company (or any of the Subsidiaries) or the Schools or the Bookstores.

          (b) The Shares are is owned by each Seller directly, and no other Person other than Sellers has any direct or indirect ownership interest in the Company and except for agreements which will be canceled prior to closing, no Person, other than Purchaser, has any right, option, warrant, subscription, or other arrangement to purchase shares of capital stock of the Company or to otherwise acquire any other equity interest in the Company.

          4.3. Capacity; Authorization; Binding Effect, Etc.
               --------------------------------------------

          Each Seller hereby represents and warrants that he or she has the unrestricted and absolute power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which he or she is a party. Such Seller hereby further represents and warrants that this Agreement has been, and each other document to be executed by such Seller in connection herewith, as of the Closing, will have been, duly executed and delivered by such Seller and (assuming the due authorization, execution and delivery hereof and thereof by Purchaser and any other parties thereto), this Agreement is, and each such other document or agreement will be, a valid and binding obligation of such Seller, as the case may be, enforceable against him or her in accordance with its terms.

          4.4. No Conflicts, Etc.
               -----------------

          (a) Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement and each other document being executed by Sellers or any of them in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) contravene, conflict with, or result in a violation of (i) any provision of the articles of incorporation or bylaws of the Company or any of the Subsidiaries; or (ii) any resolution adopted by the board of directors or the stockholders of the Company or any of the Subsidiaries; (b) contravene, conflict with or violate any Legal Requirement applicable to the Company, any of its Subsidiaries, the Schools, the Bookstores or any of their respective assets or properties; (c) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach or termination, of, or default under, any provision of the articles of incorporation or bylaws of the Company or any of the Subsidiaries, or any material instrument, license, permit, authorization, agreement or commitment to which the Company, any of the Subsidiaries the Schools, or the Bookstores are a party or by which any of their assets or properties are bound; (d) constitute a violation of any order, judgment or decree to which the Company, the Subsidiaries, the Schools, or the Bookstores, are a party or by which any of their assets or properties is bound; or (e) require any approval of, filing or registration with, or consent from any Governmental Body or Accrediting Bodies that is required to be obtained or made by the Company, the Subsidiaries, the Schools, or the Bookstores; (f) cause Purchaser, the Company or any Subsidiary to become subject to, or liable for the payment of, any Taxes outside of the ordinary course of business relating to periods prior to the Closing Date, or transfer taxes under any state or local law attributable to the purchase and sale of the Shares. Except as set forth on Schedule 4.4, none of the Company, any of its Subsidiaries, the Schools, the Bookstores or any Seller is or will be required to give any notice or obtain any consent, approval or other authorization from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder.

          (b) The execution, delivery and performance of this Agreement and each other document being executed by each Seller in connection herewith, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) contravene, conflict with or violate any Legal Requirement applicable to such Seller; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of termination, of, or default under, or any material instrument, license, permit, authorization, agreement or commitment to which such Seller is a party or by which any of his or her assets or properties are bound; (c) constitute a violation of any order, judgment or decree to which such Seller is a party or by which any of his or her assets or properties is bound; or (d) required any approval of, filing or registration with, or consent from any Governmental Body or Accrediting Bodies that is required to be obtained or made by such Seller. Except as set forth on Schedule 4.4, such Seller is not or will not be required to give any notice or obtain any consent, approval or other authorization from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder by such Seller.

          4.5. Investments.
               -----------

          Except as provided for on Schedule 4.5 hereto, the Company has, and during the five (5) years prior to the date hereof has had, no Investment, in any Person other than the Subsidiaries. None of the Subsidiaries has, and during the five (5) years prior to the date hereof has had, any Investment in any other Person.

          4.6. Capitalization.
               --------------

          The capitalization of the Company and the Subsidiaries is as follows:

          (a)  (i) The authorized equity securities of the Company consist of
     (aa) Twenty-Seven Thousand Three Hundred (27,300) shares of common stock, par value $.00 per share, of which Twenty-Thousand Three Hundred and Sixty (20,360) shares are issued and outstanding to the Sellers as set forth on
     Schedule 4.6 and One Thousand Four Hundred and Fifty (1,450) shares of preferred stock, $1.00 par value per share, designated as callable, cumulative non-voting preferred shares, of which 1268 shares are issued and outstanding as set forth in Schedule 4.6. Such issued and outstanding securities collectively constitute the Shares. (ii) Each Seller at the moment immediately prior to consummation of the Closing will be, the record and beneficial owners and holders of the Shares set forth next to such Seller's name in Schedule 4.6, free and clear of all Encumbrances, other than those Encumbrances set forth in Schedule 4.6 which Encumbrances shall be removed prior to or simultaneously with the Closing.

          (b) The authorized equity securities of IAMD-Chicago consist of One Hundred (100) shares of common stock, par value $.00 per share, of which One Hundred (100) shares are issued and outstanding to the Company. The Company is, and at the moment immediately prior to consummation of the Closing will be, the record and beneficial owner and holder of all such equity securities of IAMD-Chicago, free and clear of all Encumbrances.

          (c) The authorized equity securities of IAMD-Tampa consist of One Hundred (100) shares of common stock, par value $.00 per share, of which

     One Hundred (100) shares are issued and outstanding to the Company. The Company is, and at the moment immediately prior to consummation of the Closing will be, the record and beneficial owner and holder of all such equity securities, free and clear of all Encumbrances.

          (d) The authorized equity securities of IAMD-Bookstore consist of Ten Thousand (10,000) shares of common stock, par value $.00 per share, of which One Thousand (1,000) shares are issued and outstanding to the Company. The Company is, and at the moment immediately prior to consummation of the Closing will be, the record and beneficial owner and holder of all such equity securities, free and clear of all Encumbrances.

Except as set forth in Schedule 4.6, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company or any of its Subsidiaries. All of the outstanding equity securities of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 4.6, there are no agreements (other than shareholders' agreements which will be terminated prior to, or in connection with, the Closing), commitments (including without limitation any options, warrants, rights or similar arrangements) or Plans relating to the issuance, sale, or transfer of any equity securities or other securities of the Company or any of its Subsidiaries or providing for cash payments based upon the value of any equity securities of the Company or any of its Subsidiaries. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement. None of the Company or any of its Subsidiaries owns, or has any agreement or commitment to acquire, any equity securities or other securities of any Person, or any direct or indirect equity or ownership interest in any other business or Person.

          4.7. Book and Records.
               ----------------

          Except as set forth on Schedule 4.7:

          (a) The minute books, stock record books, and other records of the Company and each of its Subsidiaries, all of which are being made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, except where failure to so maintain such books and records would not have a material adverse effect upon the Company or any of its Subsidiaries.

          (b) The minute books of the Company and each of its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, their respective stockholders, boards of directors, and committees of their respective boards of directors, and no meeting of any such stockholders, boards of directors, or committees has been held for which minutes have not been prepared and are not contained in such minute books, except where failure to so prepare and maintain such minutes would not have a material adverse effect on the Company or any of its Subsidiaries.

          (c) The Company and each of its Subsidiaries has maintained all of its accounting books and records in accordance with applicable Legal Requirements and GAAP, except where failure to so maintain such books and records would not have a material adverse effect upon the Company or any of its Subsidiaries, and such books and records are true, correct and complete in all material respects.

          (d)  At the Closing, all books and records described in this Section
     4.7 will be in the possession of the Company or one of the Subsidiaries, as applicable.

          4.8. Compliance with Laws; Licenses and Permits.
               ------------------------------------------

          Except as set forth in Schedule 4.8(a) attached hereto, none of the Company, the Subsidiaries, or the Sellers is in violation of any Legal Requirement which violation might reasonably be expected to have a material adverse effect upon the financial condition, operating results, Accreditation or business of the Company, or any of the Subsidiaries, the Schools, or the Bookstores, individually or in the aggregate, and none of the Company, the Subsidiaries, or the Sellers has received notice of any such violation. None of the Company, the Subsidiaries, or the Sellers has received any notice of any violations of the Occupational Safety and Health Act, as amended, or any similar state or local Legal Requirement, relating to the Company, or any of the Subsidiaries or the Schools. The Company and each of the Subsidiaries currently maintains all licenses, Accreditations, certificates, permits, consents, authorizations, and other governmental or regulatory approvals (the "Licenses and Permits") necessary to conduct the business and operations of the Company and the Subsidiaries as presently being conducted, except where the failure to maintain any such Licenses and Permits would not have a material adverse effect on the operations or financial condition of the Company, or any of the Subsidiaries. As of the date hereof, no School has more than eighty-five percent (85%) of its revenues pursuant to Title IV Programs or derived from Title IV funds as determined in accordance with 34 C.F.R. (S) 600.5(d), and at no time during the past two (2) years have more than eighty-five percent (85%) of the revenues of either School, been pursuant to Title IV programs or derived from Title IV funds. The Company, and each Subsidiary, has duly filed all reports and returns required to be filed by it with all Governmental Bodies and the Accrediting Bodies , except where failure to file any such report or return would not have a material adverse effect on the Company or any of its Subsidiaries, the Schools or the Bookstores. No application made by the Company or any of the Subsidiaries for any Licenses and Permits during the last five (5) years has been denied. Schedule 4.8(b) attached hereto is a true, correct and complete list of all Licenses and Permits held by the Company and the Subsidiaries, and the Governmental Body or Accrediting Bodies granting each such License and Permit. Except as set forth on Schedule 4.8(b), the Licenses and

Permits are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the best of Sellers' knowledge, threatened. Sellers have delivered to Purchaser copies of all such Licenses and Permits. Except as set forth on Schedule 4.8(b), none of the Company, the Subsidiaries, the Schools, the Bookstores, or any Seller, has received notice that any of the Licenses and Permits will not be renewed and to the best of Sellers' knowledge, there is no basis for nonrenewal, except for the financial basis, as fully described on Schedule 4.8(c) hereto. Each Subsidiary has all Accreditations from the Accrediting Bodies required to conduct the business of the School operated by it, as presently conducted, and such School is certified by the DOE as an eligible institution under Title IV and is a party to, and in compliance with, a valid, unconditional program participation agreement with the DOE. Except as set forth in Schedule 4.8(c) attached hereto, none of the Company, any of the Subsidiaries, or any Seller, has received any notice, not previously resolved in full without any material liability, with respect to any alleged violation of the rules or regulations of the DOE the Accrediting Bodies, in respect of the Schools, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. Except as set forth on Schedule 4.8(c) attached hereto, Sellers are not aware of any investigation or review of the Schools' student financial aid programs or any review of Accreditation of either School by any Governmental Body or Accrediting Bodies.

          4.9. Recruitment; Admissions Procedures; Attendance; Financial Aid;
               --------------------------------------------------------------
Reports.
-------

          Schedule 4.9(a) attached hereto is a complete list of all current policy manuals and other statements of procedures or instruction relating to (a) recruitment of students for the Schools, including procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with federal, state or Accrediting Bodies requirements applicable to such procedures; (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion; and (d) compliance with Legal Requirements relating to financial aid programs (collectively, the "Policy Guidelines"). Sellers have delivered to Purchaser true, correct and complete copies of all Policy Guidelines. Except as disclosed on Schedule 4.9(b) attached hereto or in any other schedule to this Agreement, the operations of the Company and the Subsidiaries have, in all material respects, been conducted substantially in accordance with the Policy Guidelines (as then in effect) and all relevant standards imposed by the Accrediting Bodies, and other agencies administering state or federal governmental financial assistance programs in which the Company, the Subsidiaries or the Schools participate, and other applicable Legal Requirements. The Company has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company, the Subsidiaries and the Schools ("Compliance Reports") to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable Accreditation standards, (ii) Legal Requirements governing programs pursuant to which either of the Schools or its students receive student financial assistance funding, and (iii) all articulation agreements between the Schools and degree granting colleges and universities in effect as of the date hereof, except where failure to submit such Compliance Reports would not have a material adverse effect on the business or operations of the Company, or any Subsidiary. All forms and records of the Company and the Subsidiaries have been prepared, completed, maintained and filed in all material respects in accordance with all applicable Legal Requirements, and are true and correct in all material respects. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no material deficiencies in respect thereto. To the best of Sellers' knowledge and except as previously disclosed in prior audits by DOE, no student at either of the Schools has been funded prior to the date for which such student was eligible for funding, and such student's records conform in form and substance to all relevant regulatory requirements.

          4.10. Cohort Default Rate.

          Schedule 4.10 attached hereto sets forth the published cohort default rate for each School, calculated in the manner prescribed by the DOE and issued to such School, of all students attending such School receiving assistance pursuant to Title IV programs for the fiscal years June 30, 1992 through June 30, 1995. To the best of Sellers' knowledge, such schedule is materially accurate in all respects. None of the Company, the Subsidiaries, the Schools or any Seller has received any notice as to the calculation or amount of the cohort default rates for the Schools for the year ended June 30, 1996.

          4.11. Title to the Assets.

          (a) The Company does not presently own, nor has it ever owned, any real property.

          (b) Schedule 4.11(b) sets forth a list of the real properties leased or otherwise used, operated or occupied by the Company or any of its Subsidiaries (the "Leased Facilities"). The leases covering the Leased Facilities (the "Leases") are also described on Schedule 4.11(b).

          (c) All of the tangible assets and records relating to intangible assets of the Company and the Subsidiaries, are or as of the Closing will be delivered to Purchaser or located at the Leased Facilities. Neither the Company nor any Subsidiary is under any contractual or other legal obligation or has entered into any commitment to make capital improvements or alterations to the Leased Facilities. To the best of Sellers' knowledge, the Leases are in full force and effect and are enforceable in accordance with their terms. The Company and/or the applicable Subsidiary and, to the best of Sellers' knowledge, the landlords, are not in default under the Leases and, to the best of Sellers' knowledge, no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder. The Company and/or the applicable Subsidiary enjoys peaceful and undisturbed possession under the Leases, and to the best of Sellers' knowledge the Leased Facilities are not subject to any zoning, ordinance or other restrictions which would prohibit the use and enjoyment of the Leased Facilities in the manner in which the Leased Facilities are currently used. Sellers have no knowledge of any condemnation proceedings relating to the Leased Facilities. To the best of Sellers' knowledge, the Leased Facilities, and the use thereof by the Company, the Subsidiaries and the Schools are in compliance in all material respects with all Legal Requirements, including without limitation, the Americans with Disabilities Act.

          (d) Except for the leased or licensed assets and properties set forth on Schedule 4.11(d)(i) attached hereto, the Company or one of the Subsidiaries owns outright, and has good and marketable title to, all of assets and properties used in connection with the operation of the Schools and the Bookstores, free and clear of Encumbrances other than Encumbrances set forth on Schedule 4.11(d)(ii) ("Permitted Encumbrances"), encumbrances set forth on Schedule 4.11(d)(iii) to be released or terminated prior to or in connection with the Closing ("Designated Liabilities"), and liens for current taxes not yet due and payable. All leases for tangible personal property used by the Company or any Subsidiary in connection with their operations are valid and in full force and effect and enforceable in all material respects in accordance with their terms. Except as set forth in
     Schedule 4.11(d)(i) attached hereto, no such lease is a capital lease, and neither the Company nor any Subsidiary, or, to the best of Sellers' knowledge, any of the other parties thereto, is in default under any such lease or license, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder.

          (e) The tangible assets (other than the Leased facilities) which are owned or leased by the Company or the Subsidiaries are listed on Schedule 4.11(e) attached hereto, and, to the best of Sellers' knowledge, are in good operating condition, order and repair, useable in the ordinary course of business consistent with past practice, subject to ordinary wear and tear, and are sufficient and adequate for all current operations. None of the Company, the Subsidiaries or any Seller has received notice of any violation of or default under any Legal Requirement or requirement relating to any of such assets which remains uncured or has not been resolved.

          (f) Except as set forth on Schedule 4.11(f), other than the Leased Facilities, the Company does not operate, nor during the past five (5) years has it owned, leased or operated, any Facility.

          (g) The Curricula constitutes all of the Curricula currently used in courses currently offered at the Schools.

          (h) The Intellectual Property constitutes all the patents, trademarks, Tradenames, servicemarks, copyrights, know-how and trade secrets owned by the Company or any Subsidiary, or used in connection with their operations, and except for leased or licensed assets and properties set forth on Schedule 4.11(d)(i), constitutes all the patents, trademarks, logos, tradenames, servicemarks, copyrights, know-how and trade secrets used by the Company and the Subsidiaries.

          4.12.  Material Miscellaneous Contracts.

          Schedule 4.12 attached hereto sets forth a true, complete and correct list of all contracts, agreements, and commitments relating to the operations of the Company or the Subsidiaries (hereinafter collectively referred to as the "Material Miscellaneous Contracts") (a) requiring aggregate payments after the date hereof in excess of $5,000 or with a term expiring one (1) year or later after the date hereof, or (b) including confidentiality, noncompetition, nonsolicitation option or similar provisions, other than (x) the Leases, (y) leases and licenses listed on Schedule 4.11(d)(i) attached hereto, and (z) Plans listed on Schedule 4.21 attached hereto. True, complete and correct copies of all Material Miscellaneous Contracts, together with all amendments thereto, have heretofore been delivered or otherwise made available to Purchaser. The Material Miscellaneous Contracts constitute legal, valid and binding obligations of the Company, or one of the Subsidiaries, as applicable, and to the best of Sellers' knowledge, the other parties thereto, and to the best of Sellers' knowledge are in full force and effect. None of Company or any of the Subsidiaries is in material default or, to the best of Sellers' knowledge, alleged to be in material default on any term of any such Material Miscellaneous Contract. Except as noted on Schedule 4.12 attached hereto, the consummation of the transactions contemplated by this Agreement does not require the consent or approval of any party to any Material Miscellaneous Contract.

          4.13. Tradenames; Confidential Information.

          (a) All tradenames, logos, trademarks or service marks used or useful in connection with the operations of the Company, or the Subsidiaries, and all forms, derivatives and graphic presentations thereof, including forms of the tradename "International Academy of Merchandising and Design" and related trademarks and servicemarks (collectively, the "Tradenames"), having material value to the operations of the Company or the Subsidiaries are set forth on Schedule 4.13(a) attached hereto. To the best of Sellers' knowledge, the Company and the Subsidiaries have the exclusive right to the use of each Tradename as an assumed business name in the states in which such Tradename is used, and Schedule 4.13(a) sets forth all registrations (including the jurisdictions thereof) of each Tradename as a trademark, servicemark or assumed name. The Company has not licensed any other Person to use any Tradename. None of the Company, the Subsidiaries, or any Seller, has been sued or, to the best of Sellers' knowledge, threatened with suit for infringement, violation or breach with respect to any Tradename, and to the best of Sellers' knowledge, no basis exists for any such suit. None of the Company, the Subsidiaries or any Seller is on notice of any infringement, violation or breach of any Tradename by any other Person.

          (b) To the best of Sellers' knowledge, the Company and the Subsidiaries have the right to use, free and clear of any claims or rights of any third party, all Intellectual Property (subject in the case of computer programs to the license agreements in that regard), customer lists, Curricula and any other proprietary or confidential information required for or used in the operations of the Subsidiaries. To the best of Sellers' knowledge, none of the Company, the Subsidiaries, or any Seller is in any way making any unlawful or wrongful use of any tradename, trade secret, customer list, know-how, curricula or any other proprietary or confidential information of any third party including, without limitation, any former employer of any present or past employee of the Company or any Subsidiary.

          4.14. Financial Statements.

          Sellers have previously furnished the Financial Statements to Purchaser. The balance sheets included in the Financial Statements present fairly, in accordance with GAAP, the assets and liabilities of the Company and the Subsidiaries as of the respective dates thereof, and the related statements of operations present fairly, in accordance with GAAP, the results of operations of the Company and the Subsidiaries for the respective periods covered thereby. The Financial Statements have been prepared in accordance with GAAP (except that the Interim Financial Statements are not accompanied by all footnotes required by GAAP and are subject to customary year end adjustments), are correct and complete in all material respects and fairly present the financial position of the Company and the Subsidiaries as of the dates of such Financial Statements, and the results of operations and changes in financial position for the periods covered by such Financial Statements. The Company and the Subsidiaries maintained their financial books and records in accordance with applicable Legal Requirements and (except for usual statement date adjustments) in accordance with GAAP, and such books and records are, and during the periods covered by the Financial Statements were, correct and complete in all material respects, fairly reflecting the income, expenses, assets and liabilities of the Company and the Subsidiaries. On the date of the balance sheet forming a part of the Interim Financial Statements, the Company and the Subsidiaries had no liabilities which were required to be set forth in a balance sheet prepared in accordance with GAAP that were not included in such balance sheet. Except as set forth in
Schedule 4.14 attached hereto, neither the Company nor the Subsidiaries are required to provide any letters of credit, guarantee or other financial security arrangements in connection with any transactions approvals or licenses in the ordinary course of operations of the Company or the Subsidiaries nor is the Company or any Subsidiary bound by, party to or subject to any agreement, contract, or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person. As of the date hereof, neither the Company nor any Subsidiary has any material indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether known or unknown, other than:

          (a) those set forth or reserved against in the balance sheets included in the Financial Statements for the fiscal years then ended or disclosed in the footnotes to such Financial Statements, to the extent set forth, reserved against or in the case of footnote items, disclosed;

          (b) those set forth or reserved against in the Interim Financial Statements, or those which would have been disclosed in footnotes to such Interim Financial Statements, if footnotes had been prepared and which have been disclosed in writing to Purchaser, to the extent set forth, reserved against or, in the case of footnote items, disclosed;

          (c) except as set forth on Schedule 4.14(c) attached hereto, those incurred since the Interim Balance Sheet Date in the ordinary course of business and consistent in nature with past practice, or those which would have been disclosed in footnotes if footnotes had been prepared and which have been disclosed to Purchaser in writing, to the extent set forth, reserved or, in the case of footnote items, disclosed;

          (d)  those set forth on Schedule 4.14(c); and

          (e) those not required to be disclosed in financial statements or notes thereto prepared in accordance with GAAP.

There are no long-term fixed or contractual liabilities relating to the operation of the Company or the Subsidiaries, as presently operated by the Company, the annual expenses of which are not reflected in the Financial Statements where required by GAAP or which are not otherwise disclosed or set forth in this Agreement or one or more of the schedules hereto. Other than obligations in respect of prepaid tuition neither the Company nor any Subsidiary has any obligations in respect of refundable deposits.

          4.15. Receivables.

          The accounts receivable (including, without limitation, student accounts receivables) of the Company and the Subsidiaries, except to the extent of the allowance for cancellations and doubtful accounts set forth in the Final Balance Sheet, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of the Company or the Subsidiaries, as applicable, are recorded correctly on the applicable books and records of the Company and the Subsidiaries, and, to the best of Sellers' knowledge, are collectable in full in the ordinary course of business, subject in the case of certain receivables to reserves established for such receivables in the Final Balance Sheet. To the best of Sellers' knowledge, such receivables are not subject to any defense, counterclaim or setoff or trade discounts or credits not reflected in the Final Balance Sheet (other than tuition refund policies administered in accordance with all applicable Legal Requirements and the applicable Policy Guidelines), and Sellers have no knowledge of any facts or circumstances which would cause any of such receivables to have to be written down or written off in amounts which in the aggregate would be in excess of reserves established for such receivables in the Final Balance Sheet.

          4.16. Inventories.

          The only inventories maintained by the Company and the Subsidiaries consist of supplies used in the ordinary course of business (and, in the case of IAMD-Bookstore, books and school supplies) and are reflected on the Financial Statements as "inventories." Such supplies will be reflected at cost on the Final Balance Sheet, are usable in the ordinary and regular course of business, are in all material respects fit and sufficient for the purpose for which they were purchased and, at the date of this Agreement, are in customary amounts appropriate to the Company's operation of the Schools and the Bookstores. All excess or obsolete items have been written off.

          4.17. Bank Accounts.

          Schedule 4.17 attached hereto sets forth a true, complete and correct list of the names of all banks and other financial institutions in which the Company or any Subsidiary has an account or safe deposit box, which list includes a description of such accounts, the account numbers and the names of all individuals authorized to draw thereon or have access thereto.

          4.18. Litigation, Etc.

          (a) Except as set forth in Schedule 4.18 (a) attached hereto, there are no (a) judgments, decrees, injunctions, rulings, awards or orders of any Governmental Body or the Accrediting Bodies against or affecting the Company, any Subsidiary, the Schools or the Bookstores, and (b) Proceedings, pending or, to the best of each Sellers' knowledge, threatened against or affecting the Company, any Subsidiary, the Schools or the Bookstores, at law or in equity, or before or by any Governmental Body or Accrediting Bodies; to the best of Sellers' knowledge, none of the Company, any Subsidiary, the Schools or the Bookstores, are the subject of any investigations or inquiries by any Governmental Body affecting the Company, any Subsidiary, the Schools or the Bookstores, (including inquiries as to the qualification to hold or receive any of the Licenses and Permits); and, to the best of Sellers' knowledge, there is no basis for any of the foregoing. There are no other Proceedings pending, or to the best of Sellers' knowledge, threatened against or affecting the Company, the Subsidiaries, or their Affiliates generally (including claims with respect to any Employee Benefit Plans) which if adversely decided would have a material adverse effect on the Company, the Subsidiaries, the Schools or the Bookstores, or their assets taken as a whole.

          (b) Except as set forth in Schedule 4.18(b) attached hereto, there are no (a) judgments, decrees, injunctions, rulings, awards or orders of any Governmental Body or Accrediting Bodies against or affecting any Seller or any such Seller's interest in the Company, and (b) Proceedings, pending or, to the best of each Seller's knowledge, threatened against or affecting such Seller's interest in the Company or the Schools or such Seller, at law or in equity, or before or by any Governmental Body or Accrediting Bodies; to the best of such Seller's knowledge, such Seller is not the subject of any investigations or inquiries by any Governmental Body affecting the Company or the Subsidiary (including inquiries as to the qualification to hold or receive any of the Licenses and Permits); and, to the best of such Seller's knowledge, there is no basis for any of the foregoing. There are no other Proceedings pending, or to the best of Seller's knowledge, threatened against or affecting such Seller (including claims with respect to any Employee Benefit Plans) which if adversely decided would have a material adverse effect on the Company, the Subsidiaries, the Schools or their assets taken as a whole.

          4.19. Insurance.

          Schedule 4.19 attached hereto sets forth all insurance coverages now or previously maintained by the Company and the Subsidiaries on the Leased Facilities, the assets and the operations of the Company and the Subsidiaries, including a list of all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, key-man life and other similar insurance, and all binders for insurance to be purchased on or before Closing in order to replace policies expiring prior to the Closing. Copies of such policies have been previously delivered to Purchaser. Except as set forth in Schedule 4.19 attached hereto, such policies and binders are in full force and effect, and there is no material breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. Except for amounts deductible and self-insured retainers under such policies of insurance, the Company and the Subsidiaries have not been, prior to the date hereof, subject to liability as a self-insurer. Except as set forth in
Schedule 4.19 attached hereto, there are no claims pending or threatened under any of said policies pertaining to the Company or the Subsidiaries or disputes with underwriters regarding coverage under such policies pertaining to the Company or the Subsidiaries. Except as set forth on Schedule 4.19, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to the Company or the Subsidiaries of any of the insurance policies listed, or impair the rights of the Company or the Subsidiaries with respect to liabilities arising, in connection with the operations of the Company and Subsidiaries prior to the Closing. Within five (5) years prior to the date hereof, neither the Company nor any Subsidiary has been denied insurance, or been offered insurance only at a commercially prohibitive premium.

          4.20. Environmental Matters.

          Except as set forth in Schedule 4.20 attached hereto, none of the Company or the Subsidiaries have generated, transported, stored, treated or disposed, nor has either of them allowed or arranged for any third persons to generate, transport, store, treat or dispose of, any Hazardous Substance to or at: (a) any location other than a site lawfully permitted to receive such Hazardous Substance for such purposes or (b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor, to the best of Sellers' knowledge, has the Company or the Subsidiaries performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any Legal Requirements or in any other manner which may result in liability for contamination or threat of contamination of the environment in violation of any Environmental Law, except where such violation would not have a material adverse effect on the business or operations of the Company or the Subsidiaries. Except as set forth in Schedule 4.20, attached hereto, to the best of Sellers' knowledge, no generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any Hazardous Substance in violation of any Environmental Law, has occurred or is occurring at the Leased Facilities or, to the best of Sellers' knowledge, any other Facility previously owned or operated by the Company or any Subsidiary. Except as set forth in Schedule 4.20 attached hereto, none of the Company, the Subsidiaries, or Sellers has received notification of, nor is it aware, of, any past or present failure by the Company or the Subsidiaries, to comply with any Environmental Law, including without limitation the requirements of any permits, franchises, licenses or orders issued pursuant to any Environmental Law, applicable to the Company or the Subsidiaries, or their operations. Except as set forth on Schedule 4.20, none of the Company, the Subsidiaries or Sellers has received any notification, nor are any of them aware of, any past or present failure by the Company or the Subsidiaries to comply in any material respect with any Environmental Law, which failure may result in judicial, regulatory or other legal proceedings that would have a material adverse impact on the operations of the Company or the Subsidiaries or result in the imposition of any Encumbrance against the Company's or any Subsidiaries' assets. Except as set forth on Schedule 4.20, to the best of Sellers' knowledge, the Leased Facilities do not contain asbestos or polychlorinated biphenyls or any underground storage tanks. None of the Company, the Subsidiaries or Sellers has received notice from any Governmental Body requiring any removal or other remediation with respect to asbestos or polychlorinated biphenyls located at the Leased Facilities.

          4.21. Employee Benefit Plans.

          Schedule 4.21(a) lists all Employee Benefit Plans (the "Plans") that the Company or any Subsidiary maintains to which the Company or any Subsidiary contributes or to which the Company or any Subsidiary has an obligation to contribute with respect to any current or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary otherwise is reasonably expected to have any liability or potential liability (whether or not such plan has terminated or whether or not such plan is or was maintained for current or former employees of the Company or any

Subsidiary or current or former employees of any other member of the controlled group of the Company or any Subsidiary (within the meaning of Section 414 of the Code).

          (a) Except as disclosed on Schedule 4.21(b), the Company or any Subsidiary does not contribute to, have any obligation to contribute to or otherwise have any liability or potential liability with respect to (i) any Multiemployer Plan, (ii) any Employee Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder) (iii) any voluntary employee beneficiary as described in Section 501(c)(9) of the Code or (iv) any employee welfare benefit plan which provides health, accident, or life insurance benefits to current or future retirees or current or former employees, their spouses or dependents other than in accordance with
     Section 4980(B) of the Code or applicable state continuation coverage law.

          (b)  To the best of Sellers' knowledge and except as set forth in
     Schedule 4.21(b), each Plan and all related trusts, insurance contracts and funds, comply in form and in operation with all applicable laws and regulations, including, but not limited to, ERISA and the Code. No person has engaged in any transaction with respect to any Plan which could subject the Company or any Subsidiary, any trustee, and any administrator of any Plan, or any party dealing with any Plan, or Buyer to any tax or penalty imposed by ERISA or the Code. No actions, suits, claims or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened and, except as set forth in Schedule 4.21(b), Sellers have no knowledge of any facts which could give rise, or be expected to give rise, to any actions, suits, claims or demands. Except as set forth in Schedule 4.21(b), no Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" whether or not waived. Except as set forth in Schedule 4.22(b), no liability to the PBGC (except for routine payment of premiums) has been, or is expected to be, incurred with respect to any Plan subject to Title IV of ERISA, no Reportable Event has occurred with respect to any such Plan and the PBGC has not commenced or threatened the termination of any Plan. No lien arising under Section 302(f) of ERISA or Section 412(n) of the Code has arisen and the Company or any Subsidiary has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code, and Sellers have no knowledge of any facts which could be expected to give rise to any such lien or security.

          (c) Except as provided on Schedule 4.21(b), each Plan, and its related trust (if any), which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to the qualification under the Code of the Plan and the tax-exempt status of such related trust, and, to the best of Sellers' knowledge, nothing has occurred, including, but not limited to, the failure to make any required amendments, that could adversely affect the qualification of the Plan or the tax-exempt status of such trust.

          (d) Neither the Company nor any Subsidiary is or ever has been a party to any defined benefit plan.

          (e) Except as disclosed in Schedule 4.21(b), no Plan requires the Company or any Subsidiary to pay separation, severance, termination or other such benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "Change in Control" as such term is defined in Section 280G of the Code. The Company has complied in all material respects with the requirements of Section 4980B of the Code and
     Part VI of Subtitle B of Title I of ERISA.

          (f) With respect to each Plan, all contributions which are due (including employer contributions and employee salary reduction contributions) have been paid to such Employee Benefit Plan, and all contributions for prior plan years which are not yet due, and with respect to the current plan year for the period ending on the Closing Date, have been made or accrued, and with respect to the Employee Welfare Benefit Plans, all premiums or other payments which are due as of the Closing Date have been paid.

          (g) Except as noted on Schedule 4.21(b), with respect to each Plan, Sellers have provided Buyer with true, complete and correct copies, to the extent applicable, of: (i) all documents pursuant to which the Plans are maintained, funded and administered, (including, but not limited to, applicable trust documents), (ii) the three most recent annual reports (IRS Form 5500 series) (with attachments), (iii) the three most recent actuarial reports, (iv) the three most recent financial statements, (v) all governmental rulings, determinations, and opinions (and pending request for governmental rulings, determinations, and opinions), if any.

          4.22.  Employment Matters.

          (a) Except as set forth in Schedule 4.22(a) attached hereto, (i) to the best of Sellers' knowledge, the Company and the Subsidiaries are in compliance in all material respects with all Legal Requirements relating to employment and employment practices, including terms and conditions of employment, employment discrimination and wages and hours, and none of the Company or the Subsidiaries are engaged in any unfair labor practices with respect to individuals employed by or providing services to the Company or the Subsidiaries; (ii) none of the Company, the Subsidiaries or Sellers are aware of, nor has any of them received any written or other notice of, any complaints against the Company or the Subsidiaries with respect to individuals employed by or providing services to the Company or the Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency; (iii) there are no labor strikes, slow-downs or stoppages or other labor troubles pending or, to the best of Sellers' knowledge, threatened with respect to any individuals employed by or providing services to the Company or the Subsidiaries; to the best of Sellers' knowledge no labor organization activities have occurred with respect to such employees during the past three (3) years; (iv) there are no collective bargaining agreements binding on the Company or the Subsidiaries; (v) no grievances have been asserted by any labor organization against the Company or the Subsidiaries with respect to individuals employed by or providing services to the Company or the Subsidiaries; (vi) and none of the Company or the Subsidiaries has experienced any work stoppage by such employees during the last three (3) years. Schedule 4.22(a) attached hereto contains a list of all employees of the Company and the Subsidiaries and all material consultants to the Company and the Subsidiaries (including, without limitation, sales representatives and other recruiters), other than attorneys and accountants, who are employed or providing services in connection with the operation of the Company or the Subsidiaries including: name; length of service; job title; rate of base salary, bonuses and other incentive compensation; and identifying all contracts, agreements, commitments and arrangements, written or oral, with such employees or consultants. Sales representatives and other recruiters for the Company and the Subsidiaries, whether employed directly by or otherwise engaged by the Company or the Subsidiaries, are licensed or registered in accordance with all applicable Legal Requirements. No such sales representative or other recruiter receives commissions, bonuses or other contingency payments based, directly or indirectly, on the enrollment of students by such individual. True, correct and complete copies of all agreements between the Company or any Subsidiary and such employees or consultants and all amendments thereto have been provided to Purchaser. The Company and the Subsidiaries have performed all of their obligations under such agreements and are not in default or violation and, to the best of Sellers' knowledge, the other parties thereto are not in default or violation, thereunder.

          (b) Except as set forth on Schedule 4.22(b), no employee, officer or director of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, that in any way adversely affects or will affect (i) the performance of his duties as an employee, officer or director of the Company or such Subsidiary, or (ii) the ability of the Company or any Subsidiary to conduct its business, including without limitation the operation of the Schools and the Bookstores. To best of Sellers' knowledge, no employee of the Company listed on Schedule 4.22(b) intends to terminate his or her employment with the Company.

          (c) Except as set forth on Schedule 4.22(c), there are no retired employees or directors of the Company or the Subsidiaries, or their dependents, receiving benefits or scheduled to receive benefits in the future from the Company or any Subsidiary. Except as set forth on Schedule 4.22(c), none of the Company, the Subsidiaries, or any Seller is party to any severance or other agreements with employees, former employees or former owners of the Company.

          (d) Schedule 4.22(d) lists all employee manuals and employment policies of the Company and the Subsidiaries. Except as set forth in
     Schedule 4.22(d), the Company or the applicable subsidiary has performed all its duties and obligations through the date hereof pursuant to such manuals and policies.

          (e) The Company has no "leased employees" for purposes of Section 414(n) of the Code.

          4.23.  Labor Relations; Compliance

          None of the Company, the Subsidiaries or the Schools has been nor is any of them a party to any collective bargaining or other labor contract.
Except as set forth on Schedule 4.23, there has not been, there is not presently pending or existing, and to the best of Sellers' knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company, the Subsidiaries or the Schools relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Health and Safety Administration, or any comparable state or federal Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company, the Subsidiaries, the Schools or their premises, or (c) any application for certification of a collective bargaining agent. To the best of Sellers' knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute involving the Company or the Subsidiaries. There is no lockout of any employees by the Company or the Subsidiaries, and no such action is contemplated. The Company and the Subsidiaries have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, except where the failure to comply would not have a material adverse effect upon the Company, the Subsidiaries or their assets. The Company and the Subsidiaries are in compliance with the Worker Adjustment and Retraining Notification Act ("WARN") and any other similar applicable state and/or local laws regarding employees, and, where applicable, have provided its employees with such advance notice of termination of employment as required by WARN, or other applicable state or local laws, except where the failure to comply or provide notice would not have a material adverse effect upon the Company, the Subsidiaries or their respective assets.

Except as set forth on Schedule 4.23, none of the Company or the Subsidiaries is subject to any award, decision, injunction, judgment, ruling or verdict, requiring the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          4.24.  Tax Matters.

          (a)  Except as disclosed on Schedule 4.24(a),

               (i) Each of the Company and the Subsidiaries has filed or caused to be filed in the prescribed manner and on or before the due dates therefor or within applicable extension periods all Tax Returns that are or were required to be filed by the Company or the Subsidiaries, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.

               (ii) Sellers have delivered or made available to Purchaser copies of all such Tax Returns of the Company and the Subsidiaries, filed since January 1, 1993.

               (iii) Each of the Company and the Subsidiaries has paid, or made provision for the payment of, all Taxes that have or may have become due from the Company and the Subsidiaries, pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by the Company or any Subsidiary, except such Taxes, if any, as are listed in
          Schedule 4.24(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Final Balance Sheet.

          (b) The United States federal and state income tax returns of the Company and the Subsidiaries have been audited by the IRS, or are closed by the applicable statute of limitations for all taxable years through the fiscal year ended June 30, 1992. Schedule 4.24(b) contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.24(b), are being contested in good faith by appropriate proceedings. Schedule 4.24(b) describes all adjustments to the United States federal income Tax Returns filed by the Company and the Subsidiaries or any consolidated group of corporations including the Company for all taxable years since the fiscal year ended June 30, 1993, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 4.24(b), none of the Company, any Subsidiary or any Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of

     Taxes of the Company and the Subsidiaries or for which the Company or the Subsidiaries may be liable. Except as set forth and described in Schedule 4.24(b), there is no Proceeding and no assessment, reassessment or request for information in progress, or, to the best of Sellers knowledge, threatened, against or affecting any Subsidiary in respect of Taxes nor are any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes.

          (c) The charges, accruals, and reserves with respect to Taxes on the Interim Financial Statements are adequate (determined in accordance with GAAP) and are at least equal to the Company's and the Subsidiaries' liability for Taxes relating to periods through the date hereof. To the best of Seller's knowledge, there exists no proposed tax assessment against the Company or any Subsidiary except as disclosed in the Interim Financial Statements or in Schedule 4.24(c). No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company or any Subsidiary. All Taxes that the Company or the Subsidiaries are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

          (d) All Tax Returns filed by (or that include on a consolidated basis) the Company and the Subsidiaries, or any of them, are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company or any Subsidiary after the date of this Agreement. The Company is not, nor since September 1, 1987 has it been, an "S" corporation.

          4.25.  Brokerage.

          Neither Sellers nor the Company (or any of their Affiliates) has retained any broker or finder, and neither will be obligated to pay any brokers' or finders' fee, in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

          4.26.  Affiliate Transactions.

          Except as set forth in Schedule 4.26 attached hereto or as specifically contemplated hereby, no Affiliate of any one or more of the Sellers is a party to any agreement, contract, commitment or transaction with the Company or the Subsidiaries, or has any material interest in any material property used in connection with the operations of the Company or the Subsidiaries.

          4.27.  Absence of Certain Changes.

          Except as contemplated by this Agreement or as set forth on Schedule
4.27 attached hereto, from the Interim Balance Sheet Date until the date hereof there has not been, occurred or arisen:

          (a) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of the Company or the Subsidiaries (tangible or intangible), except in the ordinary course of business;

          (b) other than in the ordinary course of the Company's and the Subsidiaries' operations and consistent with the Company's and the Subsidiaries' past and present business practices, (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, director, agent or officer of the Company or any Subsidiary, or any payment, grant or accrual to or for the benefit of any such employee, director, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, director, agent or officer is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, director, agent or officer;

          (c) any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), business prospects, reserves or operations of the Company or the Subsidiaries which would have a material adverse effect;

          (d) any damage, destruction or loss, whether or not covered by insurance, materially adverse to the assets, business, or operations of the Company or the Subsidiaries;

          (e) any change in any material respect in the business policies or practices of the Company or the Subsidiaries or a failure of the Subsidiaries to operate the Schools and the Bookstores in the ordinary course with a view to preserving such businesses intact, to retaining the services of the present officers, employees and agents and with a view to preserving the business relationships of the Company and the Subsidiaries, including without limitation business relationships of the Schools with, and the goodwill of, students, sales representatives, suppliers, the Accrediting Bodies, Governmental Bodies and others; or

          (f) any written agreement, or otherwise binding agreement, to take any action described in this Section 4.27.

          4.28.  Indebtedness.

          Schedule 4.28 attached hereto contains a true, correct and complete list of all indebtedness of the Company and the Subsidiaries for borrowed money, including capitalized leases, and the balances owing thereunder as of the date hereof.

          4.29.  Conduct of Business Since Interim Balance Sheet Date.

          From the Interim Balance Sheet Date to the date of this Agreement, the Company and the Subsidiaries have conducted their operations only according to their ordinary and usual course of business, and the Company and the Subsidiaries have used their best efforts to preserve intact the Company's and the Subsidiaries' business organizations, keep the services of its employees and maintain satisfactory relationships with the Accrediting Bodies, suppliers, agents, students and others having business relationships with the Company and the Subsidiaries. Notwithstanding the foregoing, the Company shall be permitted to redeem shares of its capital stock, make distributions to its stockholders in respect of such redemptions, distribute to the shareholders or an escrow account those certain subscription notes receivable reflected in the Financial Statements and pay other compensation to its stockholders and Affiliates; provided, that such activities shall not result in the breach of any representation or warranty of Sellers hereunder.

          4.30.  Approvals.

          To the best of Sellers' knowledge, there exists no fact or circumstance attributable to Sellers, the Company, the Subsidiaries or the Schools that would cause DOE, any other Governmental Body or Accrediting Bodies whose authorization, consent or similar approval is a requirement for the consummation of the transactions contemplated by this Agreement to refuse to deliver such authorization, consent or similar approval which have not been disclosed to Purchaser prior to Closing.

          4.31.  Delivery of Documents.

          True, correct and complete copies of all Leases, Material Miscellaneous Contracts, Plans, Policy Guidelines and other documents, instruments, agreements and records of the Company and the Subsidiaries described on schedules to this Agreement or relating to the assets, liabilities and the operations of the Company and the Subsidiaries, or the representations and warranties of Sellers contained in this Agreement, have been delivered or made available to Purchaser.

          4.32.  Disclosure.

          This Agreement, together with the schedules, exhibits, and attachments hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made.

5.   Representations and Warranties of Purchaser.

          As a material inducement to Sellers to enter into this Agreement and to sell the Shares, Purchaser hereby represents and warrants as of the date hereof that:

          5.1. Organization and Corporate Power.

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to do business as a foreign corporation in each jurisdiction in which the nature of its operations requires, or as of the Closing will require, it so qualify, except where failure to so qualify would not have a material adverse effect on its business or operations. Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as now conducted, and to consummate the transactions contemplated hereby. The copies of Purchaser's articles of incorporation and by-laws which have been furnished by Purchaser to Sellers reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          5.2. Capacity; Authorization, Binding Effect, Etc.

          Purchaser has the unrestricted and absolute power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed by it in connection herewith to which it is a party. This Agreement has been, and each such other document and agreement to be executed in connection herewith, as of the Closing, will have been, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof and thereof by Sellers and any other parties thereto), this Agreement is, and each such other document or agreement will be, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

          5.3. No Conflicts, Etc.

          Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement by Purchaser, and each other document being executed by Purchaser, in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in violation of (i) any provision of the articles of incorporation or bylaws of Purchaser, or (ii) any resolution adopted by the board of directors or stockholders of Purchaser or CEC, (b) contravene, violate or conflict with any Legal Requirement applicable to Purchaser or CEC, (c) with or without the giving of notice, the passage of time, or both, conflict with, or result in the breach or termination of, or default under, any provisions of any material instrument, license, permit, authorization, agreement or commitment to which Purchaser or CEC is a party or by which their assets are bound, (d) constitute a violation of any order, judgment or decree to which Purchaser or CEC is a party or by which their assets or properties are bound; or (e) except as set forth in Schedule 5.3, require any approval of, or filing or registration with, any Governmental Body or Accrediting Bodies that is required to be obtained or made by Purchaser or CEC, other than approvals, filings and registrations which have been previously obtained or made, or which are required and will be obtained or made in the ordinary course of Purchaser's and CEC's business and operations.

          5.4. Litigation.

          There are no Proceedings pending against or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser or CEC at law or in equity, or before or by any Governmental Body or Accrediting Bodies seeking to enjoin, restrain or delay the consummation of the transactions contemplated by this Agreement and to the best of Purchaser's knowledge, there is no basis for the foregoing.

          5.5. Brokerage.

          Neither Purchaser nor CEC has retained any broker or finder, and neither will be obligated to pay any brokers' or finders' fee, in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

          5.6. Title IV Program Liabilities.

          Neither Purchaser nor CEC, nor any of their Affiliates who exercises substantial control over any other private post-secondary school or other institution subject to Title IV, owes a liability for a violation of a Title IV program requirement that may reasonably be anticipated to be an impairment to certification of Purchaser under 34 C.F.R. Section 668.15(c).

          5.7. Approvals.

          To the best of Purchaser's knowledge, there exists no fact or circumstances attributable to Purchaser, CEC or its subsidiaries that would cause DOE, any other Governmental Body or Accrediting Bodies whose authorization, consent or similar approval is a requirement for the consummation of the transactions contemplated by this Agreement to refuse to deliver such authorization, consent or similar approvals.

          5.8. Disclosure.

          Neither this Agreement, nor any of the schedules, exhibits or attachments hereto prepared or supplied by Purchaser, or any documents, certificates or other written agreements delivered by or on behalf of Purchaser with respect to the transactions contemplated hereby, contain any untrue statement of material fact or omit a statement of material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made.

          5.9.   Purchaser's Knowledge; Resources of Purchaser.

          To the best of Purchaser's knowledge, there exists no fact or circumstance that would cause any representation or warranty of Sellers to be materially incorrect or untrue. Purchaser represents that Purchaser and its corporate parent, CEC, have adequate resources to complete the transactions contemplated hereby.

          5.10.  Maintenance of Insurance.

          From and after the Closing Date and until all amounts payable to Sellers hereunder are paid in full, Purchaser shall maintain such insurance policies as are adequate and reasonable in the sole discretion of Purchaser, in both scope and amount, for the Company and the Subsidiaries.

6.   Additional Covenants of the Parties.

          6.1.   Confidential Information.

          (a) Each Seller acknowledges and agrees that such Seller is in possession of Confidential Information (as defined herein) relating to the Company and the Subsidiaries. For purposes hereof, "Confidential Information" shall mean all proprietary or confidential information concerning the business, Intellectual Property, Curricula, and other properties and operations of the Company and the Subsidiaries, including, without limitation, all student and prospective student lists, supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the Company, the Subsidiaries or such Seller (including, without limitation, personnel files and student records). Each Seller agrees that he or she will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof, except (i) as required in the performance of such Seller's duties and obligations pursuant to the Noncompetition Agreements, this Agreement or any employment agreement with the Purchaser, the Company, the Subsidiaries or any Affiliate of any of them, (ii) as required by the order of any court or similar tribunal or any other Governmental Body of appropriate jurisdiction; provided, however, that Sellers shall, to the extent practicable, give Purchaser prior written notice of any such required disclosure and shall cooperate with Purchaser in obtaining a protective order or such similar protection as Purchaser may deem appropriate to preserve the confidential nature of such information, (iii) disclosure to professional advisors of the Sellers, provided however such Sellers must advise the professional advisors of the confidential nature of such information, and (iv) disclosure for use in and/or the purpose of a dispute or in a Proceeding with the Purchaser or any of the Sellers in connection with the obligations and transactions hereunder. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information which is or, without any wrongful action by Sellers, becomes generally available to the public. Upon consummation of the sale of the Shares to Purchaser, each Seller shall have delivered to Purchaser (directly or to the Company or the Subsidiaries) all physical embodiments of the Confidential Information (regardless of form or medium) in the possession of or under the control of such Seller. The parties hereto each recognize that the other parties hereto will suffer irreparable injury in the event of a breach of the terms of this Section 6.1 by a Seller. Notwithstanding any provision to the contrary contained herein, including without limitation the provisions of Section 9, in the event of a breach of the terms of this Section 6.1, Purchaser shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without bond, to restrain the violation of this Section 6.1 by any Seller or any Person acting for or in concert with a Seller. Upon any rescission of the transactions contemplated hereby pursuant to Section 10, all provisions of this Section 6.1 shall be of no further force and effect on Sellers with respect to the Confidential Information.

          (b) In the event of recission of the transactions contemplated hereby pursuant to Section 10, Purchaser agrees that thereafter it shall hold (and shall cause its Affiliates to hold) the Confidential Information in the strictest confidence and that it shall not disclose or make use of (or permit its Affiliates to disclose or make use of) the Confidential Information or any portion thereof, except (i) as required in the performance of Purchaser's duties and obligations pursuant to this Agreement, (ii) as required by the order of any court or similar tribunal or any other Governmental Body of appropriate jurisdiction; provided, however, that Purchaser shall, to the extent practicable, give Sellers prior written notice of any such required disclosure and shall cooperate with Sellers in obtaining a protective order or such similar protection as Sellers may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information which is or, without any wrongful action by Purchaser, becomes generally available to the public. The parties hereto each recognize that the other parties hereto will suffer irreparable injury in the event of a breach of the terms of this Section 6.1(b) by Purchaser. Notwithstanding any provision to the contrary contained herein, including without limitation the provisions of
     Section 9, in the event of a breach of the terms of this Section 6.1(b), Sellers shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without bond, to restrain the violation of this

     Section 6.1(b) by Purchaser or any Person acting for or in concert with Purchaser. Notwithstanding any provision to the contrary contained herein, this Section 6.2(b) shall apply only in the event of a recission of the transactions contemplated hereby pursuant to Section 10.

          6.2. Additional Covenants of Sellers Pending Closing.

          Pending the Closing, Sellers shall cooperate fully with Purchaser, its officers, employees, representatives and agents in connection with accomplishing the satisfaction of all conditions to the Closing and with all other matters relating to the consummation of the transactions contemplated by this Agreement. Pending the Closing and subject to all the limitations contained in and provisions of the Family Educational Rights and Privacy Act of 1974, 20 U.S.C.
(S) 1232g, as amended, and any other relevant Legal Requirements, Sellers shall afford to all representatives of Purchaser reasonable access during normal business hours to the assets, properties, books, financial statements, work papers and records of the Company and the Subsidiaries in order that Purchaser have full opportunity to make investigations thereof. In addition, Sellers shall, and shall cause the Company and the Subsidiaries to, use good faith efforts to assist Purchaser in obtaining any required Accreditation from the Accrediting Bodies reasonably necessary for Purchaser's operation of the Schools, including furnishing Purchaser such necessary information and reasonable assistance as Purchaser may request in connection with its preparation of necessary filings, submissions or applications to the Accrediting Bodies and any Governmental Bodies in connection with the transactions contemplated hereby. In addition, Sellers shall use their best efforts to obtain the consents and approvals set forth in Section 3.1(g). Furthermore, during the period from the date of this Agreement to the Closing Date, neither the Company nor the Subsidiaries shall conduct any business or incur or assume any liabilities or obligations of any kind, except for such business, liabilities and obligations as may be conducted or incurred in the ordinary course of business of the Company and the Subsidiaries or as expressly permitted or required by the terms of this Agreement or as to which Purchaser may consent in writing. During the period from the date of this Agreement to the Closing Date, Sellers shall use their good faith efforts to preserve intact the business organization of the Company and the Subsidiaries, to pay operating expenses in the ordinary course of business, to keep available the services of their employees, and to maintain satisfactory relationships between the Company and the Subsidiaries, and the Accrediting Bodies, Governmental Bodies, suppliers, agents, students and others having business relationships with the Company or the Subsidiaries. Sellers shall promptly notify Purchaser of any occurrence or event that would or is likely to make untrue any representation or warranty of Sellers made in Section 4 as of the Closing Date, or which would or is likely to result in an inability to satisfy any condition set forth in Sections 7 or 8. Notwithstanding the foregoing, the Company shall be permitted to redeem shares of its capital stock, make distributions to its stockholders in respect of such redemptions, and pay other compensation to its stockholders and Affiliates; provided, that such activities shall not result in the breach of any representation of warranty of Sellers hereunder.

          6.3. Employees.

          During the period from the date of this Agreement to the Closing Date, Sellers shall cause the Company and the Subsidiaries to use their good faith efforts to retain the services of all senior managerial employees of the Company and the Subsidiaries. During the period from the date of this Agreement to the Closing Date, none of the Company, the Subsidiaries or the Sellers shall offer any employee or sales representative of the Company or the Subsidiaries any other employment with Sellers, the Company or the Subsidiaries, or any of their Affiliates, without the prior written consent of Purchaser.

          6.4. Exclusive Dealing.

          During the period from the date of this Agreement to the earlier of
(a) the Closing Date or (b) the date of termination of this Agreement pursuant to Section 11.1 hereof, Sellers and their Affiliates shall not and shall not permit the Company or the Subsidiaries to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or (except as contemplated by this Agreement) provide any information to, any Person, other than Purchaser and CEC, concerning any proposed purchase of the Company, the Subsidiaries or the Schools or the Bookstores, or any similar transaction involving the Company, the Subsidiaries, the Schools or the Bookstores, or Sellers' interest in any of them.

          6.5. Additional Covenants of Purchaser Pending Closing.

          Purchaser covenants and agrees that from and after the date of this Agreement, and until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.1 hereof, Purchaser (a) shall use its good faith efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Sellers' obligations to consummate and complete the transactions contemplated by this Agreement, including without limitation the sale of the Shares provided herein, and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms; and (b) shall not interfere with the performance by Sellers of their obligations under this Agreement.

          6.6. Initial Public Offering.

          In the event that CEC engages in an Initial Public Offering of its common stock at any time prior to the third anniversary of the Closing Date, CEC shall use its best efforts (which best efforts shall not, however, include the expenditure of more than nominal amounts of money by CEC), to reserve up to one and one-quarter percent (1.25%) of the total shares offered in such Initial Public Offering for purchase by Sellers.

7.   Conditions to Purchaser's Obligations.

          The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the waiver in writing by Purchaser, on or before the Closing Date, or, where applicable, such other date as is set forth herein, of the conditions set forth below:

          7.1. Due Diligence Review.

          Purchaser shall have completed and shall be satisfied with the results of its due diligence review of the Company and the Subsidiaries, including, without limitation, review of the Company's and the Subsidiaries' assets, properties, business, financial condition and business prospects, legal and accounting review of all liabilities and contingencies, Facility visits, regulatory compliance analysis (including financial aid administration and cohort default rates), assessment of relations with the Accrediting Bodies and Governmental Bodies, access to lenders for student loan programs, and completion of a satisfactory market analysis.

          7.2. Audited Financial Statements, Acid Test Ratio and Cohort Default Rates.

          Purchaser shall have received audited financial statements for the Company and the Subsidiaries for the years ended June 30, 1994, 1995 and 1996 and evidence that each of the Schools was in compliance with the "Acid Test Ratio" as applied by the DOE pursuant to 34 C.F.R. (S) 668:15 (1994) as of such dates, that each of the Schools has a positive tangible net worth in accordance with the method for calculating such amount employed by DOE pursuant to 34 C.F.R. (S) 668.15 (1994) and that each of the Schools has not had operating losses for any of such fiscal years. In addition, none of the Company, the Subsidiaries or the Schools shall have received notification from the DOE at any time prior to the Closing Date that either School's cohort default rate is equal to or greater than twenty-five percent (25%).

          7.3. Financing.

          Purchaser shall have obtained approval for the transactions contemplated by this Agreement and equity and/or debt financing from its present financing sources (a) in an amount sufficient to pay the Purchase Price and to pay the Noncompetition Payments, and (b) upon terms satisfactory to Purchaser, CEC and CEC's stockholders, and consistent with satisfying financial requirements of the DOE, applicable state regulators and the Accrediting Bodies.

          7.4. Truth of Representations and Warranties.

          The representations and warranties of Sellers contained in this Agreement and in any certificate delivered by Sellers in accordance with the terms hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak of a particular date and except to the extent that any failure to satisfy this requirement would not have a material adverse effect on the business assets, or operations of the Company or any of the Subsidiaries), and Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

          7.5. Performance of Agreements.

          Each and all of the agreements of Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been fully performed in all material respects, each of the documents, agreements and other items to be delivered to Purchaser pursuant to Section 3.1 shall have been delivered, and Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

          7.6. No Material Adverse Change.

          Since the date of this Agreement, there shall have been no material adverse change in the properties, business, assets, results of operations, condition (financial or otherwise) or business prospects of the Company or the Subsidiaries, individually or in aggregate, there shall have been no material deviation in the Company's or the Subsidiaries working capital position (other than its cash position) since the Interim Balance Sheet Date, and Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect.

          7.7. Litigation.

          No Legal Requirement shall have been enacted, issued, promulgated or entered by any Governmental Body and no injunction or order of any court or other Governmental Body or Accrediting Bodies shall have been entered, in either case, which prohibits or restricts the transactions contemplated hereby, and no Proceeding shall have been instituted or threatened by any Person before a court or other Governmental Body or Accrediting Bodies: (i) seeking to restrain or prohibit any of the transactions contemplated hereby or (ii) challenging or questioning the right, title or interest of Sellers in and to the Shares to be transferred under this Agreement or the right of Sellers to transfer validly all of such right, title and interest in and to such Shares to Purchaser.

          7.8. Accrediting Bodies Approval.

          To the extent available prior to Closing, the approvals of any applicable state regulatory agency with jurisdiction over the Schools and the Accrediting Bodies for the consummation of the transactions contemplated by this Agreement with respect to the Schools, including approval for issuance of licenses to Purchaser to operate the Schools, shall have been received, shall continue in full force and effect, and shall not contain terms and conditions which, as a result of facts or circumstances attributable solely to Sellers, or to the condition of the Company, the Subsidiaries or the Schools prior to Closing, in Purchaser's reasonable judgment reduce or are reasonably likely to reduce the economic benefit to Purchaser and its Affiliates that Purchaser anticipated to receive from the consummation of the transactions contemplated hereby, or would impose burdensome restrictions or limitations on the activities of Purchaser or its Affiliates unrelated to the Schools. Obtaining DOE approval for the resumption of Title IV funding for the Schools as operated by Purchaser shall not be a condition to Purchaser's obligations to consummate the transactions contemplated by this Agreement so long as there is no indication as of the Closing Date that DOE approval will not or cannot be obtained.

          7.9. Proceedings.

          All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory, in all material respects, in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as Purchaser or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all appropriate proceedings in connection therewith.

          7.10. Financial Aid Compliance Audit.

          Sellers shall have delivered to Purchaser a copy of its financial aid compliance audit report submitted to DOE for the regulatory year ended June 30, 1996, which report shall be satisfactory to Purchaser. Purchaser acknowledges that it has received a copy of such report and that such report is satisfactory to Purchaser.

          7.11. [Intentionally Omitted]

          7.12. Consents and Approvals.

          Sellers shall have obtained the consents and approvals set forth in
Section 3.1(h), and such consents and approvals shall remain in full force and effect.

          7.13. Environmental Assessment.

          Purchaser shall have received a Phase I environmental site assessment for each of the Leased Facilities, which assessments shall be satisfactory to Purchaser. Purchaser acknowledges that it has received such assessments and that such assessments are satisfactory to Seller.

          7.14. Acquisition of The International Academy of Merchandising and Design (Canada), Ltd.

          All conditions to the closing of the acquisition (the "Canada Acquisition") of The International Academy of Merchandising and Design (Canada), Ltd. ("IAMD-Canada") by CEC pursuant to that certain Share Purchase Agreement (the "Canada Purchase Agreement") of event date herewith by and among CEC and the stockholders of IAMD-Canada, shall have been satisfied or waived, and the Canada Acquisition shall close simultaneously with the Closing hereunder.

8.   Conditions to Sellers' Obligations.

          The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the waiver in writing by Sellers, on or before the Closing Date, or, where applicable, such other date as is set forth herein, of the following conditions:

          8.1. Truth of Representations and Warranties.

          The representations and warranties of Purchaser contained in this Agreement and in any certificate delivered by Purchaser in accordance with the terms hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak of a particular date and except to the extent that any failure to satisfy this requirement would not have a material adverse effect on the business, assets or operations of Purchaser), and Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date, to such effect.

          8.2. Performance of Agreements.

          Each and all of the agreements of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been fully performed in all material respects, and each of the documents, agreements and other items, to be delivered to Sellers pursuant to Section 3.2 shall have been delivered, and Purchaser shall have delivered to Sellers a certificate, dated the Closing Date, to such effect.

          8.3. Litigation.

          No Legal Requirement shall have been enacted, issued, promulgated or entered by any Governmental Body and no injunction or order of any court or other Governmental Body or Accrediting Bodies shall have been entered, in either case, which prohibits or restricts the transactions contemplated hereby, and no Proceeding shall have been instituted or threatened by any Person before a court or other Governmental Body or Accrediting Bodies; (i) seeking to restrain or prohibit any of the transactions contemplated hereby, or (ii) unless Purchaser has agreed to waive its right to indemnification with respect thereto, challenging or questioning the right, title or interest of Sellers to transfer validly all of such right, title and interest in and to the Shares to be transferred to Purchaser.

          8.4. Proceedings.

          All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance, in all material respects, to Sellers and their counsel, and Sellers shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all appropriate proceedings in connection therewith.

          8.5. Acquisition of The International Academy of Merchandising and Design (Canada), Ltd.

          All conditions to the closing of the Canada Acquisition shall have been satisfied or waived, and the Canada Acquisition shall close simultaneously with the Closing hereunder.

9.   Indemnification; Remedies.

          9.1. Survival; Right to Indemnification Not Affected By Knowledge.

          All representations, warranties, covenants, and obligations in this Agreement, or in any other certificate or document delivered pursuant to this Agreement, will survive the Closing as provided herein. Subject to Section 5.9 hereof, the right to indemnification, through the payment of Damages based on a breach of such representations, warranties, covenants and obligations, will not be affected by any investigation conducted at any time before or after the execution of this Agreement or the Closing Date with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation except as provided in this Agreement.

          9.2. Indemnification and Payment of Damages by Sellers.

          Sellers, will indemnify and hold harmless Purchaser for, and will pay to the Purchaser the amount of, any actual loss, liability, claim, damage (excluding any and all punitive, exemplary, or consequential damages), expense (including costs of investigation and defense and reasonable attorney's fees), whether or not involving a third-party claim, suffered or incurred by the Purchaser (including all Damages suffered or incurred by the Company or any Subsidiary which would not have been suffered or incurred if there had been no breach of any representation, warrant or covenant made by Sellers under this Agreement or in any other document delivered by Sellers pursuant to this Agreement (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by Sellers in this Agreement or in any other document delivered by Sellers pursuant to this Agreement;

          (b) any breach by any Seller of any covenant in or obligation of, any Seller in this Agreement or any other document delivered by such Seller pursuant to his Agreement;

          (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company or any Subsidiary (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement; or

     (d) (i) any debt, obligation or liability of the Company or any Subsidiary, or any claim against any of them, of any kind, whether known or unknown, contingent, absolute or otherwise affecting the Company or any Subsidiary which resulted from or arose out of the operation of the Company or the Subsidiaries prior to Closing, to the extent (A) not disclosed in this Agreement (including any of the Schedules hereto) or reflected or disclosed in the balance sheets forming a part of the Financial Statements (including without limitation, any liability for Taxes (other than Taxes not yet due and payable in the amounts reflected on the Final Closing Balance Sheet, Taxes constituting sales taxes in connection with accounts payable reflected on the Final Closing Balance Sheet and Taxes relating to the period after Closing not resulting from any breach of representation or warranty of Sellers hereunder)); (B) not taken into account in determining Net Worth (as defined in Section 2.3(a); or (C) not arising under any non-material contract; (ii) the Designated Liabilities; (iii) financial aid irregularities relating to operation of the Schools that occurred or relate to activities or actions occurring prior to the Closing, including without limitation any liabilities resulting from or arising out of any show cause order (including the Show Cause Order), any audit review disallowances, improperly disbursed student financial assistance program funds or similar determinations ("Pre-Closing Financial Aid Irregularities") or the cost of responding to any audits, program reviews or other investigations which disclose material Pre-Closing Financial Aid Irregularities, whether such audit or investigation is in progress as of the Closing Date or commences after the Closing or (iv) litigation affecting the Company or any Subsidiary pending or threatened as of Closing.

     (e) notwithstanding anything contained in Section 4.21 or Schedule 4.21(a) or 4.21(b) any Damages, penalties or taxes arising out of or in connection with the formation, operations and termination of its Employee Benefit Plans prior to Closing (including, but not limited to, the termination and operation of the International Academy of Merchandising & Design, Ltd. Employees' Profit Sharing Plan, the failure to file IRS Forms 5500 and the distribution of assets from the International Academy of Merchandising & Design, Ltd. Employees' Profit Sharing Plan and related to the failure to procure an IRS determination letter from the effective date of the 401(k) Plan), to the extent not taken into account in determining Net Worth. Sellers will prepare and file the final IRS Form 5500 for the International Academy of Merchandising & Design, Ltd. Employees' Profit Sharing Plan under the Department of Labor's delinquent filers program.

          9.3. Indemnification and Payment of Damages by Purchaser.

          Purchaser will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising from or in connection with:

          (a) any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement;

          (b) any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement; or

          (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser or CEC (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.

          9.4. Limitations on Amount.

          (a) Notwithstanding any provisions of this Agreement to the contrary, Sellers will have no liability with respect to the matters described in clause (a), clause (b), or clause (d) of Section 9.2 other than for (i) Damages up to the aggregate amount of fifty percent (50%) of the total value of consideration received by Sellers for which claims are made on or before the eighteen (18) month anniversary of the Closing, and (ii) Damages up to the aggregate amount of $1,500,000 for which claims are made after the eighteen (18) month anniversary and on or before the four (4) year anniversary of the Closing; provided that in no event shall the total liability of Sellers for indemnification pursuant to clause (a), clause (b) and clause (d) of Section 9.2 exceed fifty percent (50%) of the total value of consideration received by Sellers in the aggregate ("Indemnification Cap") and further provided that in the event that there is an adjustment of the Purchase Price pursuant to Section 2.3 hereof, the Indemnification Cap shall be similarly adjusted by an amount equal to fifty percent (50%) of such adjustment to the Purchase Price but in no event shall such adjustment to the Indemnification Cap exceed $200,000.

          (b) Notwithstanding Section 9.4(a), in the event of (i) any breach of any Sellers' representations and warranties of which any Seller had actual knowledge at any time prior to the date on which such representation and warranty is made; or (ii) any intentional breach by Sellers of any covenant or obligation, or (iii) any indemnification rights under Section 9.2(e), Sellers will be liable for all Damages with respect to such breaches or indemnification rights provided that in no event shall the total liability of any Seller under this Agreement exceed the total value of consideration received by such Seller.

          9.5. Liability of Individual Sellers; Breaches by Individual Sellers.

          (a) Notwithstanding any provision of this Section 9 to the contrary, in the event of any breach of the provisions of Sections 4.2(b), 4.3, 4.4(b), 4.6(a)(ii) or 4.18(b) resulting from the acts or capacity of, or knowledge or belief of, one or more specific Sellers (in their capacity as shareholders, as opposed to corporate directors, officers, employees or agents), only the particular Seller or Sellers whose acts or capacity, or knowledge or belief are the basis for such breach shall be liable pursuant to Section 9.2 to indemnify Purchaser for Damages resulting therefrom; provided that in no event shall the total liability of any Seller under this Agreement exceed the total value of consideration received by such Seller.

          (b) Except as provided in Section 9.5(a), each individual Seller's liability in respect of any claim for Damages shall be limited to an amount equal to the product of: (1) a fraction (i) the numerator of which is the total value of the consideration received by such Seller hereunder and (ii) the denominator of which is the total consideration paid to all Sellers hereunder, multiplied by (2) the total amount of such Damages, provided, however, that the indemnification amount shall not exceed the total value of the consideration received by such Seller hereunder.

          9.6. Further Limitations on Remedies.

          (a) Except in connection with the enforcement of their respective rights pursuant to Section 10 hereof or as otherwise expressly provided herein, any claim by any party hereto arising out of or relating in anyway to this Agreement shall have as its sole remedy the indemnification provided by this Section 9. Notwithstanding the foregoing, nothing herein shall preclude any party from seeking to exercise or enforce any rights under any other agreements executed in connection with the transactions contemplated by this Agreement or injunctive or other equitable relief as may be necessary or desirable to protect its rights hereunder. Sellers hereby acknowledge and agree that no waiver or release by the Company or any Subsidiary, or any of them, executed or issued on or prior to the Closing shall constitute a waiver, release or limitation in any way of the provisions of this Section 9.

          (b) Except for Damages based upon or arising out of a breach of representation or warranty subject to Section 9.5(a) hereof, Sellers shall not be liable for indemnification for Damages until the amount of Damages exceeds, in the aggregate, the sum of $100,000 (the "Indemnification Threshold").

          (c) All Damages shall be determined net of any tax benefit or economic benefit to the Purchaser, Company, or any Subsidiary, arising in respect of or as a result of the matters for which the Damages are claimed; or insurance proceeds derived (or reasonably expected to be derived) by the party or parties indemnified hereunder in respect thereof.

          (d) In the event of a recission of the transactions contemplated hereby, Purchaser's sole remedy shall be as set forth in Section 10 and Purchaser shall have no right to indemnity hereunder.

          (e) Notwithstanding anything to the contrary contained herein, in no event shall any party be entitled to recover more than once for the same matter.

          9.7. Procedures.

          (a) Any claim under Section 9.2 or Section 9.3 shall be made in a written statement signed by the party seeking indemnification which shall specify in reasonable detail each individual item of Damage and the estimated amount thereof, the date such item was claimed or the facts giving rise to such claim were discovered, the basis for any alleged liability and the nature of the breach or claim to which each such item is related.

          (b) If the indemnifying party does not pay the amount specified in any such statement within thirty (30) days after it has been delivered by the party seeking indemnification, the party seeking indemnification may enforce its right in accordance with law.

          (c) The party seeking indemnification in respect of any third party claim shall give the indemnifying party prompt notice of any Proceeding which might give rise to liability of the indemnifying party for indemnification hereunder; provided, that failure to give the indemnifying party prompt notice will not relieve such indemnifying party of any liability to the indemnified party hereunder, except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice. If the indemnifying party contests any third party claim, it will have the option to defend, at the indemnifying party's expense, any such matter, provided that the indemnified party (or in the case of the Company or any Subsidiary, that entity itself) shall have the right, at its own cost and expense, to participate in the defense of such claim or, if the indemnifying party elects not to defend the claim, to conduct the defense on its own behalf. If the indemnifying party conducts the defense of a claim, neither party (or in the case of the Company or any Subsidiary, that entity itself) will enter into any settlement agreement without the other party's consent; provided, that the indemnified party (or in the case of the Company or any Subsidiary, that entity itself) shall not object to any proposed settlement which requires only the payment of money by the indemnifying party and does not involve any admissions or stipulations by the indemnified party or any injunctive or similar relief or any other contractual obligations affecting the indemnified party the Company, any Subsidiary, the

     Schools, the Bookstores or their respective business and operations. The indemnified party shall cooperate (and the Purchaser shall cause the Company or the Subsidiary to cooperate) with the indemnifying party in the defense, compromise or settlement of any claim for which indemnification is sought. If the indemnifying party elects not to conduct the defense of such claim, the indemnified party (or in the case of the Company or any Subsidiary, that entity itself) shall be permitted to settle or compromise any such claim on such terms as it deems appropriate and such settlement or compromise shall not prejudice the rights to indemnification hereunder.

          (d) Notwithstanding Section 9.7(c), if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (e) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

          9.8. Prevailing Party to be Awarded Legal Fees.

          In the event of any litigation, whether at law or in equity, arising out of this Agreement, the party prevailing in such litigation shall be entitled to receive, upon application to the court, its reasonable legal fees and expenses incurred in connection therewith.

          9.9. Offset.

          (a) Purchaser's obligations pursuant to the Seller Note shall be subject to the offset rights set forth therein.

          (b) Purchaser's obligations to pay the Deferred Payment, the Noncompetition Payments and the Earnout Amount shall be subject to offset for alleged Damages according to the following provisions:

               (i) Purchaser's allegation of Damages shall be made in good faith and shall not include any amount reflected in the Final Balance Sheet or in the first instance of a Claim for Damages be for amounts which in the aggregate are less than the Indemnification Threshold;

               (ii) Purchaser shall submit a notice of a claim for indemnification in respect of such Damages to Sellers (or to the Seller or Sellers from whom it claims indemnification if not proportionate as to all Sellers). The manner and procedure for making such claim and the resolution thereof shall be as provided in Sections
          9.6 and 9.7 hereof.

               (iii) With respect to offsets for alleged Damages against the Deferred Payment and the Noncompetition Payment only, until the claim for Damages is resolved by a written agreement of the parties or final, unappealable judgment issued by a court or similar tribunal of competent jurisdiction ("Resolution"), Purchaser shall maintain a letter of credit for the benefit of the Seller or Sellers in respect of whom the claim was made in an amount equal to the claim of Damages. Such letter of credit may include the Deferred Payment Letter of Credit if the then stated date of expiry is extended as hereinafter provided or a fresh letter of credit. At least thirty (30) days prior to the stated date of expiry of the Letter of Credit ("Replaced Letter of Credit") then most recently delivered to Seller or Sellers in respect of whom the claim exists, Purchaser shall cause there to be delivered to such Seller or Sellers either (1) a written extension by the issuer of the Replaced Letter of Credit of the then stated date of expiry of the Replaced Letter of Credit whereby such then stated date of expiry is extended by at least six (6) months, or (2) a fresh Letter of Credit in replacement for the Replaced Letter of Credit, which fresh Letter of Credit shall be in substantially the form of the Replaced Letter of Credit, issued by LaSalle National Bank or a bank of credit worthiness at least equal to LaSalle National Bank and have a stated date of expiry which is at least six (6) months following the then stated date of expiry of the Replaced Letter of Credit.

          (c) It is understood for the sake of clarity, that the recovery of damages, whether by offset or otherwise, is subject to the limitations of Sections 9.4 and 9.5, and that this Section 9.9 is not intended to convey any rights to recover sums in excess of such limits.

10.  Recission of Transactions.

          10.1.  Right to Recission

          In the event that the DOE has not issued to Purchaser a DOE Approval Notice permitting resumption of Title IV funding to either School as operated by Purchaser based in whole or in part upon: (i) a Pre-Closing Financial Aid Irregularity (as Defined in Section 9.2(d)), (ii) the pre-closing financial condition of either of the Schools, any Subsidiary, the Company or the Sellers, or (iii) in the event that the DOE Approval Notice contains a condition which is not subject to curing, such as in the case of failure to satisfy the operating loss standard at 34 C.F.R.
(S)668.15(b)(7)(i)(B), or imposes restrictions or limitations on Purchaser which are reasonably and in good faith determined by the Purchaser to impose unduly burdensome restrictions or limitations on the activities of Purchaser or its Affiliates related or unrelated to the Schools ((i), (ii) and (iii) collectively, the "Conditions"), Purchaser shall have the option, upon written notice, which notice shall state the Conditions upon which such rescission is based, delivered no later than ninety-five (95) days after the Closing, to rescind the transactions otherwise consummated under this Agreement. If Purchaser does not deliver any such notice on or before the ninety-fifth day following the date of the Closing, such right of rescission shall terminate. Purchaser hereby agrees that if the DOE Approval Notice is conditioned upon Purchaser posting a letter of credit or bond for an amount not to exceed $1,000,000, during the ninety-five (95) day approval period or during the thirty
(30) day cure period (as discussed below) such condition shall be fulfilled by Purchaser and shall not be deemed to constitute a basis for rescission.

          Upon Purchaser's election of rescission hereunder, each of the parties hereto shall immediately take such actions as may reasonably be required to restore the other parties to their respective positions as they existed prior to Closing. In the event of a rescission hereunder, among other things and by way of illustration, all amounts advanced by Purchaser or its Affiliates to fund the operation of the Schools and Subsidiaries after the Closing (whether as debt or equity) or as payments of consideration for the transaction shall be reimbursed by Sellers, and all non-competition agreements executed by the parties shall be deemed void ab initio and all further obligations of Purchaser and Sellers pursuant to this Agreement shall be terminated.

          Furthermore, and notwithstanding any provision to the contrary herein, in the event Purchaser elects to rescind the transactions consummated under this Agreement pursuant to this Section 10.1, Sellers shall have thirty (30) days from the receipt of written notice of such election to cure or otherwise resolve, at Sellers' sole cost and expense, the Condition or Conditions upon which Purchaser's election to rescind is based and to cause the issuance of DOE Approval Notices to the Schools without such Conditions. If Sellers elect to attempt to cure such Conditions and obtain such issuance during such thirty (30) day period, Purchaser's election of rescission shall be tolled for such thirty
(30) day period. If at the end of such thirty (30) day period Sellers have been unable to cure such Conditions and obtain the DOE Approval Notices without such Conditions, Purchaser shall have fifteen (15) days thereafter to elect to rescind the transaction, in no event however, shall Sellers have another thirty
(30) day period in which to attempt to cure the Conditions.

          10.2.  Reasonable Efforts.

          Purchaser agrees that during the period from the Closing Date through the date of receipt of the DOE Approval Notices as described above or through the date ninety-five (95) days after the Closing Date, Purchaser shall use its reasonable efforts and in good faith will seek to obtain such approval, including without limitation providing sufficient additional capital to the Company or the provision of letters of credit as required by the DOE so that based on each School's opening balance sheet as of the Closing the financial requirements set forth in 34 CFR 668.15
(b)(7)(i)(A) and (C) are satisfied. Except as related to the satisfaction of the financial requirements of such regulation or as required by Section 2.6 hereof and the last sentence of the first paragraph of Section 10.1, Purchaser shall not be obligated to provide additional capital or provide credit support in order to cure or otherwise satisfy any Condition. Purchaser shall provide Sellers, upon request, with information concerning the status of the approval process.

11.  Miscellaneous.

          11.1.  Termination.

          This Agreement may be terminated at any time prior to the Closing
Date:

          (a)  by mutual written consent of the Purchaser and the Sellers;

          (b) prior to the Closing by Sellers or Purchaser, if the other party shall be in breach of any covenant, undertaking, or restriction contained herein, the breach of which shall have a material adverse effect on the transactions contemplated by this Agreement taken as a whole, and such breach has not been cured within ten (10) business days after giving written notice to the breaching party or parties of such breach; provided, that if such breach is, in the reasonable judgment of the non-breaching party, capable of being cured, but cannot reasonably be cured within such ten (10) business day period, no party shall be permitted to terminate this Agreement as a result of such breach so long as the breaching party is diligently pursuing cure of such breach;

          (c) by Purchaser or Sellers if the Closing shall not have occurred on or before June 30, 1997 or if a Legal Requirement shall have been enacted, issued, promulgated or entered by any Governmental Body or an injunction or order of a court or other Governmental Body or Accrediting Bodies has been entered, in either case, which prohibits or restricts the transactions contemplated hereby or an action or proceeding shall have been instituted or threatened by any Person or pending before a court or other Governmental Body or Accrediting Bodies seeking to restrain or prohibit any of the transactions contemplated hereby;

          (d) by the Purchaser if any of the conditions specified in Section 7 have not been met or waived prior to such time as such condition can no longer be satisfied; or

          (e) by the Sellers if any of the conditions specified in Section 8 have not been met or waived prior to such time as such condition can no longer be satisfied.

In the event of termination of this Agreement, this Agreement shall forthwith become null and void except for this Section 11 and Section 9, which sections shall remain in full force and effect and which shall survive such termination.

          11.2.  Expenses.

          Each party hereto shall be liable for the payment of the fees and expenses incurred by such party or on such party's behalf in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, legal, accounting, financial and tax advice, brokers, finders and other fees, expenses and commissions. Sellers shall pay all transfer, sales and use taxes resulting from the sale of the Shares to Purchaser.

          11.3.  Successors and Assigns.

          This Agreement and the rights hereunder shall not be assignable or transferable without the prior written consent of all the parties hereto provided however, that Purchaser shall be permitted to collaterally assign this Agreement and all rights hereunder to its lender(s). Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Notwithstanding the foregoing, the provisions of this Agreement which are for Purchaser's benefit are also for the benefit of, and enforceable by, any subsequent owner of the Company, the Subsidiaries or the Schools, or any of them if, such subsequent owner is an Affiliate of Purchaser or CEC. Except as otherwise expressly provided herein, there are no third party beneficiaries of this Agreement.

          11.4.  Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          11.5.  Counterparts.

          This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

          11.6.  Descriptive Headings; Interpretation.

          The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement.

          11.7.  Governing Laws.

          This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

          11.8.  Consent to Jurisdiction and Service of Process.

          EACH PARTY HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, UPON THE MOVING PARTY'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NONCOVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. A PROCESS MAILED BY REGISTERED MAIL TO EACH PARTY HEREBY ACKNOWLEDGED BY EACH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF PURCHASER TO BRING PROCEEDINGS AGAINST SELLERS, OR ANY OF THEM, IN THE COURTS OF ANY OTHER JURISDICTION.

          11.9.  Waiver of Jury Trial.

          EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THESE TRANSACTIONS, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED

FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          11.10.  Notices.

          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally or sent by facsimile to the recipient, or (b) one (1) business day after the date such communication is sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications shall be sent to the parties hereto at the addresses indicated below:

          If to Purchaser:   Career Education Corporation
                             2800 West Higgins Road
                             Hoffman Estates, Illinois  60195
                             Attention:  John M. Larson, William Klettke
                             Facsimile:  (847) 781-3610

          With copies to:    D'Ancona & Pflaum
                             30 North LaSalle Street, Suite 2900
                             Chicago, Illinois  60602
                             Attention:  Michel J. Feldman
                             Facsimile:  (312) 580-0923

          and                Goldberg, Kohn, Bell, Black,
                             Rosenbloom & Moritz, Ltd.
                             55 East Monroe Street, Suite 3700
                             Chicago, Illinois  60603
                             Attention:  Dennis B. Black, Esq.
                             Facsimile:  (312) 332-2196

          If to Sellers:     As set forth on Schedule 11.10 hereto.

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

          11.11.  Entire Agreement; Release.

          (a) Except as otherwise expressly set forth herein and except for the Canada Purchase Agreement, this Agreement and the exhibits and schedules hereto embody the complete agreement and understanding by and among the parties and their respective Affiliates, and supersede and preempt any prior understandings, agreements or representations by or among the parties and their respective Affiliates, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain letter agreement dated February 11, 1997 between CEC and IAMD, Ltd. (as representative for Sellers).

          (b) The Sellers and their respective agents, heirs, representatives, successors and assigns, on the one hand, and the Purchaser and its affiliates, including CEC, and their respective officers, directors, stockholders, agents, representatives, successors and assigns, on the other hand, hereby agree that this Agreement constitutes a settlement of all disputes among the parties with respect to the subject matter hereof and hereby release and hold harmless the other from any and all claims, liabilities, damages, costs and expenses arising out of or pertaining to any prior understanding, agreement or negotiation related to the subject matter hereof.

          11.12.  Waiver.

          Notwithstanding anything to the contrary contained herein, no waiver by any party hereto of any right or remedy hereunder shall be deemed to constitute a waiver by such party of any other right or remedy hereunder or to create a course of conduct.

          IN WITNESS WHEREOF, the parties hereby have executed this Agreement on the date first written above.

                                     SELLERS:

                                     /s/ CLEM STEIN, JR.
                                     -------------------------------------------
                                     Clem Stein, Jr.

                                     /s/ MARION STEIN
                                     -------------------------------------------
                                     Marion Stein

                                     /s/ LEONARD RUTSTEIN
                                     -------------------------------------------
                                     Leonard Rutstein

                                     /s/ BARBARA ANN SCOTT KING
                                     -------------------------------------------
                                     Barbara Ann Scott King

                                     /s/ THOMAS V. KING
                                     -------------------------------------------
                                     Thomas V. King

                                     /s/ WILLIAM W. WIRTZ
                                     -------------------------------------------
                                     William W. Wirtz

                                     /s/ DAVID POWELL
                                     -------------------------------------------
                                     David Powell

                                     PURCHASER:

                                     IAMD ACQUISITION I, LTD., a Delaware
                                     corporation

                                     By:  /s/ WILLIAM A. KLETTKE
                                         ---------------------------------------
                                     Its: Senior Vice President
                                         ---------------------------------------

                                  UNDERTAKING

          Career Education Corporation hereby executes this Agreement for the limited purpose of acknowledging and agreeing to be bound by the provisions of the Agreement directly applicable to Career Education Corporation, including without limitation Section 6.6 and of guaranteeing the Purchaser's obligations with respect to the Earnout Amount pursuant to Section 2.4 and of abiding by the covenants with respect to the Advertising Budget set forth in Schedule 2.4(d).

                                             CAREER EDUCATION CORPORATION

                                             By /s/ WILLIAM A. KLETTKE
                                                --------------------------------
                                             Its Senior Vice President
                                                --------------------------------

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A    -    Form of Seller Note
Exhibit B    -    Form of Note Letter of Credit
Exhibit C    _    Form of Deferred Payments Letter of Credit
Exhibit D    -    Form of Guaranty
Exhibit E    -    Form of Sellers' Release
Exhibit F    -    Form of  Noncompetition Agreement
Exhibit G    -    Form of Sellers' Counsel Opinion
Exhibit H    -    Form of Closing Checklist
Exhibit I    -    Form of Purchaser's Counsel Opinion


                               LIST OF SCHEDULES


Schedule 2.2         -   Payment of Purchase Price, Allocations among Sellers
Schedule 2.4(a)          Earnout Targets
Schedule 2.4(d)          Advertising Budget
Schedule 3.1(c)      -   Noncompetition Payments, Allocations among Sellers
Schedule 3.1(h)      -   Seller's Required Consents
Schedule 3.1(j)      -   Preliminary Closing Balance Sheet
Schedule 3.2(f)      -   List of Guarantees to be Terminated
Schedule 4.4         -   Seller's Conflicts
Schedule 4.5         -   Investments
Schedule 4.6         -   Capitalization
Schedule 4.7         -   Books & Records
Schedule 4.8(a)      -   Compliance with Laws
Schedule 4.8(b)      -   License and Permits
Schedule 4.8(c)      -   Investigations
Schedule 4.9(a)      -   List of Policy Guideline Documentation
Schedule 4.9(b)      -   Material Deviations from Policy Guidelines
Schedule 4.10        -   Cohort Default Rate
Schedule 4.11(b)     -   Leased Real Property
Schedule 4.11(d)(i)  -   Leased and Licensed Assets
Schedule 4.11(d)(ii) -   Permitted Encumbrances
Schedule 4.11(d)(iii)-   Designated Liabilities
Schedule 4.11(e)     -   List of Tangible Assets
Schedule 4.11(f)     -   Other Facilities
Schedule 4.12        -   Material Miscellaneous Contracts
Schedule 4.13(a)     -   Tradenames
Schedule 4.14        -   Financial Security Arrangements
Schedule 4.14(c)     -   Debts Incurred Since Interim Balance Sheet Date
Schedule 4.17        -   List of Bank Accounts
Schedule 4.18(a)     -   Litigation

Schedule 4.18(b)     -   Judgments
Schedule 4.19        -   Insurance
Schedule 4.20        -   Environmental Matters
Schedule 4.21(a)     -   Employee Benefit Plans
Schedule 4.21(b)     -   Benefit Obligations
Schedule 4.22(a)     -   List of Employees, Consultants and Other Service Providers;
                         Compliance with Legal Requirements
Schedule 4.22(b)     -   Confidentiality, Noncompetition and Proprietary Rights
                         Agreements
Schedule 4.22(c)     -   Retired Employees and Directors; Severance Agreements
Schedule 4.22(d)     -   Employee Manuals and Employment Policies
Schedule 4.23        -   Labor Relations; Compliance
Schedule 4.24(a)     -   Tax Matters
Schedule 4.24(b)     -   Tax Audits and Filing Extension Requests
Schedule 4.24(c)     -   Interim Financial Statements
Schedule 4.26        -   Affiliate Transactions
Schedule 4.27        -   Absence of Certain Changes
Schedule 4.28        -   Indebtedness
Schedule 5.3         -   Purchaser's Consents and Governmental Approvals
Schedule 11.10       _   Addresses for Notices to Sellers

                                      -69-